Exhibit 99.1
NII HOLDINGS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE
     The Financial Statements and Financial Statement Schedule set forth below have not been revised to reflect events or developments subsequent to February 25, 2010, which was the date we filed our Annual Report on Form 10-K for the year ended December 31, 2009, and do not modify or update the disclosures in this Annual Report on Form 10-K that may have been affected by subsequent events. The only change to the Financial Statements and Financial Statement Schedule from the information provided in our Annual Report on Form 10-K for the year ended December 31, 2009 is the addition of Note 14.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets — As of December 31, 2009 and 2008
Consolidated Statements of Operations — For the Years Ended December 31, 2009, 2008 and 2007
Consolidated Statements of Changes in Stockholders’ Equity — For the Years Ended December 31, 2009, 2008 and 2007
Consolidated Statements of Cash Flows — For the Years Ended December 31, 2009, 2008 and 2007
Notes to Consolidated Financial Statements
FINANCIAL STATEMENT SCHEDULE
Schedule II — Valuation and Qualifying Accounts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of NII Holdings, Inc.
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of NII Holdings, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting under Item 9A of the Company’s 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 9 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain income tax positions in 2007. Additionally, as discussed in Note 6 to the consolidated financial statements, the Company changed the manner in which it measures fair value for financial assets and liabilities in 2008. Also, as discussed in Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) in 2009.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 25, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor condensed consolidating financial information discussed in Note 14, as to which the date is March 8, 2010.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except par values)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$2,504,064	$1,243,251
Short-term investments	116,289	82,002
Accounts receivable, less allowance for doubtful accounts of $35,148 and $27,875	613,591	454,769
Handset and accessory inventory	188,476	139,285
Deferred income taxes, net	148,498	135,265
Prepaid expenses and other	220,210	130,705

Total current assets	3,791,128	2,185,277
Property, plant and equipment, net	2,502,189	1,892,113
Intangible assets, net	337,233	317,878
Deferred income taxes, net	494,343	429,365
Other assets	429,800	265,440

Total assets	$7,554,693	$5,090,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$186,996	$136,442
Accrued expenses and other	599,209	446,270
Deferred revenues	136,533	116,267
Accrued interest	42,415	13,166
Current portion of long-term debt	564,544	99,054

Total current liabilities	1,529,697	811,199
Long-term debt	3,016,244	2,034,086
Deferred revenues	22,071	29,616
Deferred credits	93,932	144,397
Other long-term liabilities	145,912	158,652

Total liabilities	4,807,856	3,177,950

Commitments and contingencies (Note 7)
Stockholders’ equity
Undesignated preferred stock, par value $0.001, 10,000 shares authorized — 2009 and 2008, no shares issued or outstanding — 2009 and 2008	—	—
Common stock, par value $0.001, 600,000 shares authorized — 2009 and 2008, 166,730 shares issued and outstanding — 2009, 165,782 shares issued and outstanding — 2008	166	166
Paid-in capital	1,239,541	1,158,925
Retained earnings	1,674,898	1,293,407
Accumulated other comprehensive loss	(167,768)	(540,375)

Total stockholders’ equity	2,746,837	1,912,123

Total liabilities and stockholders’ equity	$7,554,693	$5,090,073

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2009	2008	2007
Operating revenues
Service and other revenues	$4,153,548	$4,048,466	$3,184,696
Digital handset and accessory revenues	244,051	220,914	111,599

	4,397,599	4,269,380	3,296,295

Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	1,225,222	1,110,927	850,934
Cost of digital handset and accessory sales	623,733	585,391	443,760
Selling, general and administrative	1,438,463	1,400,642	1,077,893
Depreciation	404,062	372,542	290,302
Amortization	29,242	32,578	14,727

	3,720,722	3,502,080	2,677,616

Operating income	676,877	767,300	618,679

Other income (expense)
Interest expense, net	(218,844)	(205,516)	(160,642)
Interest income	25,586	68,411	67,429
Foreign currency transaction gains (losses), net	104,866	(120,572)	19,008
Debt conversion expense	—	—	(25,753)
Loss on extinguishment of debt	—	—	(6,311)
Other expense, net	(2,308)	(28,806)	(1,914)

	(90,700)	(286,483)	(108,183)

Income before income tax provision	586,177	480,817	510,496
Income tax provision	(204,686)	(138,862)	(156,748)

Net income	$381,491	$341,955	$353,748

Net income, per common share, basic	$2.30	$2.05	$2.12

Net income, per common share, diluted	$2.27	$2.02	$2.02

Weighted average number of common shares outstanding, basic	166,042	166,927	166,749

Weighted average number of common shares outstanding, diluted	174,014	175,290	184,256

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands)

					Accumulated Other
					Comprehensive (Loss)
					Income
					Unrealized
					(Loss) Income
					on
					Derivatives	Cumulative	Total
	Common Stock		Paid-in	Retained	and	Translation	Stockholders’
	Shares	Amount	Capital	Earnings	Investments	Adjustment	Equity
Balance, January 1, 2007	161,814	$162	$823,990	$606,296	$(2,944)	$(4,920)	$1,422,584
Cumulative effect of adopting ASC 740-10	—	—	1,239	(8,592)	—	—	(7,353)
Net income	—	—	—	353,748	—	—	353,748
Other comprehensive income:
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	79,553	79,553
Other losses on available-for-sale securities and derivatives, net of income taxes	—	—	—	—	1,043	—	1,043

Total comprehensive income	—	—	—	—	—	—	434,344

Purchase of common stock	(7,402)	(7)	(500,080)	—	—	—	(500,087)
Share-based payment expense for equity-based awards	—	—	66,670	—	—	—	66,670
Reversal of deferred tax asset valuation allowances	—	—	407,041	—	—	—	407,041
Conversion feature, net of income taxes — 3.125% convertible notes	—	—	118,874	—	—	—	118,874
Equity issuance costs, net of income taxes — 3.125% convertible notes	—	—	(2,268)	—	—	—	(2,268)
Conversion of 2.75% convertible notes and 2.875% convertible notes to common stock	11,268	11	282,186	—	—	—	282,197
Exercise of stock options	4,230	4	90,992	—	—	—	90,996
Tax benefits on exercise of stock options	—	—	(33)	—	—	—	(33)
Tax benefit of prior periods’ stock option exercises	—	—	7,794	—	—	—	7,794

Balance, December 31, 2007	169,910	170	1,296,405	951,452	(1,901)	74,633	2,320,759
Net income	—	—	—	341,955	—	—	341,955
Other comprehensive loss:
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	(613,649)	(613,649)
Other losses on available-for-sale securities and derivatives, net of income taxes	—	—	—	—	542	—	542

Total comprehensive loss	—	—	—	—	—	—	(271,152)

Purchase of common stock	(5,555)	(5)	(242,665)	—	—	—	(242,670)
Share-based payment expense for equity-based awards	—	—	71,414	—	—	—	71,414
Exercise of stock options	1,427	1	33,771	—	—	—	33,772

Balance, December 31, 2008	165,782	166	1,158,925	1,293,407	(1,359)	(539,016)	1,912,123
Net income	—	—	—	381,491	—	—	381,491
Other comprehensive income:
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	373,272	373,272
Other losses on available-for-sale securities and derivatives, net of income taxes	—	—	—	—	(665)	—	(665)

Total comprehensive income	—	—	—	—	—	—	754,098

Tax deficiency on current period exercise of stock options	—	—	(5,267)	—	—	—	(5,267)
Share-based payment expense for equity-based awards	—	—	70,213	—	—	—	70,213
Exercise of stock options	948	—	15,670	—	—	—	15,670

Balance, December 31, 2009	166,730	$166	$1,239,541	$1,674,898	$(2,024)	$(165,744)	$2,746,837

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income	$381,491	$341,955	$353,748
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs	8,480	7,846	6,044
Amortization of debt discount	49,922	45,982	34,334
Depreciation and amortization	433,304	405,120	305,029
Provision for losses on accounts receivable	86,961	80,628	46,360
Foreign currency transaction (gains) losses, net	(104,866)	120,572	(19,008)
Deferred income tax (benefit) provision	(24,783)	(76,175)	38,469
Utilization of deferred credit	—	—	(21,087)
Share-based payment expense	70,716	71,279	67,010
Accretion of asset retirement obligations	8,961	7,721	5,900
(Gain) loss on short-term investments	(2,210)	14,755	3,320
Loss on extinguishment of debt	—	—	6,311
Contingency reversals, net of charges	(7,473)	—	(13,141)
Other, net	(4,616)	1,801	2,616
Change in assets and liabilities:
Accounts receivable, gross	(184,640)	(207,630)	(166,645)
Handset and accessory inventory	(7,284)	(58,623)	(35,766)
Prepaid expenses and other	(53,202)	(44,097)	(33,729)
Other long-term assets	2,054	(63,365)	(35,514)
Accounts payable, accrued expenses and other	203,208	95,145	90,992
Current deferred revenue	8,558	31,067	21,526
Deferred revenue and other long-term liabilities	174	22,442	4,580

Net cash provided by operating activities	864,755	796,423	661,349

Cash flows from investing activities:
Capital expenditures	(649,578)	(806,610)	(624,309)
Payments for acquisitions, purchases of licenses and other	(28,158)	(10,579)	(49,530)
Transfers to restricted cash	(107,070)	(2,335)	(29,062)
Purchases of short-term investments	(964,489)	(672,875)	(269,061)
Proceeds from sales of short-term investments	959,368	799,730	23,927
Other	(6,433)	2,128	2,351

Net cash used in investing activities	(796,360)	(690,541)	(945,684)

Cash flows from financing activities:
Proceeds from issuance of senior notes	1,249,078	—	—
Proceeds from issuance of convertible notes	—	—	1,200,000
Payments to purchase common stock	—	(242,665)	(500,087)
Borrowings under syndicated loan facilities	—	125,000	175,000
Borrowings under credit paper	70,078	—	—
Repayments under syndicated loan facilities	(89,673)	(57,744)	(18,309)
Proceeds from stock option exercises	15,671	33,772	90,996
Proceeds from towers financing transactions	—	27,271	29,827
Proceeds from capital lease	8,779	—	—
(Payments of) borrowings under short-term notes payable	(18,000)	18,000	—
Payment of debt financing costs	(5,693)	—	(28,617)
Repayments under capital leases, tower financing transactions and other	(14,934)	(9,815)	(5,440)

Net cash provided by (used in) financing activities	1,215,306	(106,181)	943,370

Effect of exchange rate changes on cash and cash equivalents	(22,888)	(126,615)	2,539

Net increase (decrease) in cash and cash equivalents	1,260,813	(126,914)	661,574
Cash and cash equivalents, beginning of year	1,243,251	1,370,165	708,591

Cash and cash equivalents, end of year	$2,504,064	$1,243,251	$1,370,165

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Operations and Significant Accounting Policies
     Operations. We provide wireless communication services, primarily targeted at meeting the needs of customers who use our services in their businesses and individuals that have medium to high usage patterns, both of whom value our multi-function handsets, including our Nextel Direct Connect® feature, and our high level of customer service. We provide these services under the NextelTM brand through operating companies located in selected Latin American markets, with our principal operations located in major business centers and related transportation corridors of Mexico, Brazil, Argentina, Peru and Chile. We provide our services in major urban and suburban centers with high population densities, which we refer to as major business centers, where we believe there is a concentration of the country’s business users and economic activity. We believe that vehicle traffic congestion, low wireline service penetration and the expanded coverage of wireless networks in these major business centers encourage the use of the mobile wireless communications services that we offer.
     The services we offer include:
•	mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;
•	Nextel Direct Connect® service, which allows subscribers anywhere on our network to talk to each other instantly, on a “push-to-talk” basis, for private one-to-one calls or group calls;
•	International Direct Connect® service, together with Sprint Nextel Corporation and TELUS Corporation, which allows subscribers to communicate instantly across national borders with our subscribers in Mexico, Brazil, Argentina, Peru and Chile, with Sprint Nextel subscribers using compatible handsets in the United States and with TELUS subscribers using compatible handsets in Canada;
•	text messaging services, mobile internet services, e-mail services including BlackberryTM services, location-based services, which include the use of global positioning system, or GPS, technologies, digital media services and advanced JavaTM enabled business applications; and
•	international roaming services.
     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results to be reported in future periods could differ from our estimates.
     Principles of Consolidation. The consolidated financial statements include the accounts of NII Holdings, Inc. and our wholly-owned subsidiaries. Our decision to consolidate an entity is based on our direct and indirect majority interest in the entity. We eliminate all significant intercompany transactions, including intercompany profits and losses, in consolidation.
     We refer to our subsidiaries by the countries in which they operate, such as Nextel Mexico, Nextel Brazil, Nextel Argentina, Nextel Peru and Nextel Chile.
     Concentrations of Risk. Substantially all of our revenues are generated from our operations located in Mexico, Brazil, Argentina and Peru. Regulatory entities in each country regulate the licensing, construction, acquisition, ownership and operation of our digital mobile networks, and certain other aspects of our business, including some of the rates we charge our customers. Changes in the current telecommunications statutes or regulations in any of these countries could adversely affect our business. In addition, as of December 31, 2009 and 2008, approximately $4,765.0 million and $3,614.4 million, respectively, of our assets were owned by Nextel Mexico and Nextel Brazil. Political, financial and economic developments in Mexico and Brazil could impact the recoverability of our assets.

     Motorola is currently our sole source for most of the digital network equipment and substantially all of the handsets used throughout our markets, except for the Blackberry handset, which is manufactured by Research in Motion, or RIM. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements to the features and functionality of our networks and handsets on a timely, cost-effective basis, we may not be able to adequately service our existing customers or attract new customers. Nextel Communications, a subsidiary of Sprint Nextel, is the largest customer of Motorola with respect to iDEN technology and, in the past, has provided significant support with respect to new product development for that technology. Sprint Nextel’s plans for the iDEN technology could affect Motorola’s ability to provide support for the development of new iDEN handset models, which could make it more difficult for us to compete effectively in some of our markets where new handset styles and features are heavily valued by customers. Lower levels of iDEN equipment purchases by Sprint Nextel could also significantly increase our costs for equipment and new network features and handset developments and could impact Motorola’s decision to continue to support iDEN technology beyond its current commitments. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our iDEN-based digital mobile networks and for the manufacture of iDEN compatible handsets. Accordingly, if Motorola is unable to, or determines not to, continue supporting or enhancing our iDEN-based infrastructure and handsets, our business will be materially adversely affected. See Note 7 for more information.
     Financial instruments that potentially subject us to significant amounts of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. Our cash and cash equivalents are deposited with high-quality financial institutions. At times, we maintain cash balances in excess of Federal Deposit Insurance Corporation (or the foreign country equivalent institution) limits. Our short-term investments are composed of investments made by Nextel Brazil in two different investment funds. See Note 6 for further information. Our accounts receivable are generally unsecured. In some cases, for certain higher risk customers, we require a customer deposit. We routinely assess the financial strength of our customers and maintain allowances for anticipated losses, where necessary.
     Foreign Currency. In Mexico, Brazil, Argentina and Chile, the functional currency is the local currency, while in Peru the functional currency is the U.S. dollar since it is the currency used for substantially all transactions. We translate the results of operations for our non-U.S. subsidiaries and affiliates from the designated functional currency to the U.S. dollar using average exchange rates during the relevant period, while we translate assets and liabilities at the exchange rate in effect at the reporting date. We translate equity balances at historical rates. We report the resulting gains or losses from translating foreign currency financial statements as other comprehensive income or loss. We remeasure Nextel Peru’s financial statements into U.S. dollars and record remeasurement gains and losses in the statement of operations. For the years ended December 31, 2009 and 2007, we reported remeasurement gains in our income tax provision of $5.5 million and $2.2 million, respectively, both of which were related to Nextel Peru’s deferred tax assets and liabilities. For the year ended December 31, 2008, we reported remeasurement losses in our income tax provision of $3.2 million.
     In general, monetary assets and liabilities designated in U.S. dollars give rise to foreign currency realized and unrealized transaction gains and losses, which we record in the consolidated statement of operations as foreign currency transaction gains, net. We report the effects of changes in exchange rates associated with certain U.S. dollar-denominated intercompany loans and advances to our foreign subsidiaries that are of a long-term investment nature as other comprehensive income or loss in our consolidated financial statements. We have determined that certain U.S. dollar-denominated intercompany loans and advances to Nextel Brazil and Nextel Chile and an intercompany payable due to Nextel Mexico are of a long-term investment nature.
     Supplemental Cash Flow Information.

	Year Ended December 31,
	2009	2008	2007
		(in thousands)
Capital expenditures
Cash paid for capital expenditures, including capitalized interest	$649,578	$806,610	$624,309
Change in capital expenditures accrued and unpaid or financed, including accreted interest capitalized	83,579	26,299	44,029

	$733,157	$832,909	$668,338

Interest costs
Interest expense, net	$218,844	$205,516	$160,642
Interest capitalized	12,472	10,345	7,251

	$231,316	$215,861	$167,893

Acquisitions of assets and business combinations
Fair value of assets acquired	$28,158	$10,579	$49,530
Less: liabilities assumed and deferred tax liabilities incurred	—	—	—
Less: cash acquired	—	—	—

	$28,158	$10,579	$49,530

Cash paid for interest, net of amounts capitalized	$105,804	$118,080	$92,362

Cash paid for income taxes	$219,333	$247,419	$137,541

     For the year ended December 31, 2009, we had $134.2 million in non-cash financing, primarily related to the short-term financing of imported handsets and infrastructure in both Brazil and Argentina, the financing of our new corporate aircraft, the financing of a mobile switching office in Peru and co-location capital lease obligations on our communication towers. For the years ended December 31, 2008 and 2007, we had $5.8 million and $13.9 million in non-cash financing activities related to co-location capital lease obligations on our communication towers.
     As discussed in Note 5, in the third quarter of 2007, 99.99% of the $300.0 million in outstanding principal amount of our 2.875% convertible notes was converted into 11,268,103 shares of our common stock.
     Managed Services Agreements. We recently entered into an agreement with Nokia Siemens Networks to manage our network operations infrastructure and a separate agreement with Hewlett Packard to manage our information technology infrastructure throughout Latin America. In connection with these agreements, about 10% of our employees are expected to transition to become employees of these service providers. As a result, we recorded a pre-tax charge of $26.9 million in the fourth quarter of 2009 for severance benefits under ASC 712, “Compensation — Non-Retirement Post-Employment Benefits,” related to the workforce transition. Of the $26.9 million total pre-tax charge, we recorded $20.7 million in cost of service and $6.2 million in selling, general and administrative costs. We expect the employee transition to occur, as well as the cash payments for severance, during the first half of 2010.
     Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents primarily consist of money market funds and other similarly structured funds.
     Restricted Cash. As of December 31, 2009, we had $144.9 million in restricted cash, $135.2 million of which was included in other assets and was largely comprised of a debt service reserve account related to our syndicated loan in Brazil and cash collateral supporting the issuance of a performance bond that was required in connection with our recent spectrum acquisition in Chile. The remainder of our restricted cash is included in other current assets. As of December 31, 2008, we did not have a material amount of restricted cash.
     Short-Term Investments. Our short-term investments consist of investments made by Nextel Brazil in two different investment funds. As of December 31, 2008, our short-term investments also included the current portion of an investment in an enhanced cash fund similar to, but not in the legal form of, a money market fund that invests primarily in asset backed securities. We classify investments in debt securities as available-for-sale as of the balance sheet date and report them at fair value. We record unrealized gains and losses, net of income tax, as other comprehensive income or loss. During the years ended December 31, 2009, 2008 and 2007, we did not have any material unrealized gains or losses for available-for-sale securities. We report realized gains or losses, as determined on a specific identification basis, and other-than-temporary declines in value, if any, in net other expense in our consolidated statement of operations. We assess declines in the value of individual investments to determine whether the decline is other-than-temporary and thus the investment is impaired. We make these assessments by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company and our intent and ability to hold the investment. See Note 6 for additional information.
     Handset and Accessory Inventory. We record handsets and accessories at the lower of cost or market. We determine cost by the weighted average costing method. We expense handset costs at the time of sale and classify such costs in cost of digital handset and accessory sales. We write down our inventory to cover losses related to obsolete and slow moving inventory. For the years ended December 31, 2009, 2008 and 2007, our provision for inventory losses was $0.3 million, $5.2 million and $1.9 million, respectively.
     Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives or enhance functionality, at cost, while we charge maintenance and repairs to operations as incurred. We capitalize internal and external costs incurred to develop internal-use software, which consist primarily of costs related to configuration, interfaces, installation and testing. We also capitalize internal and external costs incurred to develop specified upgrades and enhancements if they result in significant additional functionalities for our existing software. We expense all costs related to evaluation of software needs, data conversion, training, maintenance and other post-implementation operating activities.
     We calculate depreciation using the straight-line method based on estimated useful lives ranging from 3 to 20 years for digital mobile network equipment and network software and 3 to 10 years for office equipment, furniture and fixtures, and other, which includes non-network internal use software. We depreciate our corporate aircraft capital lease using the straight-line method based on the lease term of 10 years. We include depreciation expense on our corporate aircraft capital lease and other capital leases in accumulated depreciation. We amortize leasehold improvements over the shorter of the lease terms or the useful lives of the improvements.

     Construction in progress includes internal and external labor, materials, transmission and related equipment, engineering, site development, interest and other costs relating to the construction and development of our digital wireless networks. We do not depreciate assets under construction until they are ready for their intended use. We capitalize interest and other costs, including labor and software upgrades, which are applicable to the construction of, and significant improvements that enhance functionality to, our digital mobile network equipment.
     We periodically review the depreciation method, useful lives and estimated salvage value of our property, plant and equipment and revise those estimates if current estimates are significantly different from previous estimates.
     Asset Retirement Obligations. We record an asset retirement obligation and an associated asset retirement cost when we have a legal obligation in connection with the retirement of tangible long-lived assets. Our obligations arise from certain of our leases and relate primarily to the cost of removing our equipment from such leased sites. We report asset retirement obligations and related asset retirement costs at fair value computed using discounted cash flow techniques. In addition, we review the adequacy of asset retirement obligations on a regular basis and more often if changes in events or circumstances warrant it. As of December 31, 2009 and 2008, our asset retirement obligations were as follows (in thousands):

	2009	2008
Balance, January 1	$49,701	$41,186
New asset retirement obligations	5,071	7,291
Accretion	8,961	7,721
Settlement of asset retirement obligations	(4)	(1,749)
Foreign currency translation and other	(682)	(4,748)

Balance, December 31	$63,047	$49,701

     Derivative Financial Instruments. We enter into derivative transactions for hedging or risk management purposes only. We have not and will not enter into any derivative transactions for speculative or profit generating purposes. We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives for undertaking various hedge transactions before entering into the transaction.
     We record our derivative financial instruments at fair value as either assets or liabilities. We recognize changes in fair value either in earnings or equity, depending on the nature of the underlying exposure being hedged and how effective the derivatives are at offsetting price movements and the underlying exposure. We evaluate the effectiveness of our hedging relationships both at the hedge inception and on an ongoing basis. Our derivative instruments are designated as cash-flow hedges and are considered to be highly effective. We record the changes in fair value of our derivatives financial instruments as other comprehensive income or loss until the underlying hedged item is recognized in earnings. We recognize in earnings immediately any ineffective portion of a derivative’s change in fair value.
     Valuation of Long-Lived Assets. We review for impairment long-lived assets such as property, plant and equipment and identifiable intangible assets with definite useful lives, which includes our licenses, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows of the asset or asset group is less than the carrying amount of the asset, we recognize a loss, if any, for the difference between the fair value and carrying value of the asset.
     Intangible Assets. Our intangible assets are composed of wireless telecommunications licenses and a trade name.
     We amortize our intangible assets using the straight-line method over the estimated period benefited. We amortize licenses acquired after our emergence from reorganization over their estimated useful lives of 10 to 20 years. In the countries in which we operate, licenses are customarily issued conditionally for specified periods of time ranging from 10 to 40 years, including renewals. The licenses are generally renewable provided the licensee has complied with applicable rules and policies. We believe we have complied with these standards in all material respects. However, the political and regulatory environments in the markets we serve are continuously changing and, in many cases, the renewal fees could be significant. Therefore, we do not view the renewal of our licenses to be perfunctory. In addition, the wireless telecommunications industry is experiencing significant technological change, and the commercial life of any particular technology is difficult to predict. Most of our licenses give us the right to use 800 MHz spectrum that is non-contiguous, and the iDEN technology is the only widespread, commercially available digital technology that operates on non-contiguous spectrum. As a result, our ability to deploy new technologies on our licensed 800MHz spectrum is limited. In light of the uncertainty regarding the availability of alternative technologies and regarding the commercial life of any technology, including the iDEN technology, our ability to use our 800MHz spectrum for an indefinite period cannot be assured. As a result, we classify our licenses as finite lived assets.

     Revenue Recognition. Operating revenues primarily consist of service revenues and revenues generated from the sale and rental of digital handsets and accessories. We present our operating revenues net of value-added taxes, but we include certain revenue-based taxes for which we are the primary obligor. Service revenues primarily include fixed monthly access charges for digital mobile telephone service and digital two-way radio and other services, including revenues from calling party pays programs where applicable and variable charges for airtime and digital two-way radio usage in excess of plan minutes, long distance charges and international roaming revenues derived from calls placed by our customers on other carriers’ networks.
     We also have other sources of revenues. Other revenues primarily include amounts generated from our handset maintenance programs, roaming revenues generated from other companies’ customers that roam on our networks and co-location rental revenues from third party tenants that rent space on our towers.
     We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sale price is fixed and determinable and collectibility is reasonably assured. The following are the policies applicable to our major categories of revenue transactions.
     We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts and value-added taxes. We recognize excess usage, local, long distance and calling party pays revenue at contractual rates per minute as minutes are used. We record cash received in excess of revenues earned as deferred revenues.
     We recognize revenue generated from our handset maintenance programs on a monthly basis at fixed amounts over the service period. We recognize roaming revenues at contractual rates per minute as minutes are used. We recognize co-location revenues from third party tenants on a monthly basis based on the terms set by the underlying agreements.
     We bill excess usage to our customers in arrears. In order to recognize the revenues originated from excess usage subsequent to customer invoicing through the end of the reporting period, we estimate the unbilled portion based on the usage that the handset had during the part of the month already billed, and we use the actual usage to estimate the unbilled usage for the rest of the month taking into consideration working days and seasonality. Our estimates are based on our experience in each market. We periodically evaluate our estimation process by comparing our estimates to actual excess usage revenue billed the following month. As a result, actual usage could differ from our estimates.
     We recognize revenue from handset and accessory sales when title and risk of loss passes upon delivery of the handset or accessory to the customer as this is considered to be a separate earnings process from the sale of wireless services.
     We recognized the proceeds received from our spectrum use and build-out agreement with Nextel Communications as deferred revenues. We amortize this amount into revenue on a straight-line basis over 15.5 years, which represents the average remaining useful life of our licenses in the Baja region of Mexico as of the date we began providing service under this agreement.
     Handsets Provided Under Leases. Our operating companies periodically provide handsets to our customers under lease agreements. We evaluate each lease agreement at its inception to determine whether the agreement represents a capital lease or an operating lease. Under capital lease agreements, we expense the full cost of the handset at the inception of the lease term and recognize digital handset sales revenue upon delivery of the handset to the customer and collection of the up-front rental payment, which corresponds to the inception of the lease term. Under operating lease agreements, we expense the cost of the handset in excess of the sum of the minimum contractual revenues associated with the handset lease. We recognize revenue ratably over the lease term. Revenue generated under the operating lease arrangement relates primarily to the up-front rental payments required at the inception of lease terms.
     Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimated losses. Our methodology for determining our allowance for doubtful accounts receivable requires significant estimates. Since we have over one million accounts, it is impracticable to review the collectibility of all individual accounts when we determine the amount of our allowance for doubtful accounts receivable each period. Therefore, we consider a number of factors in establishing the allowance on a market-by-market basis, including historical collection experience, current economic trends, estimates of forecasted write-offs, agings of the accounts receivable portfolio and other factors. While we believe that the estimates we use are reasonable, actual results could differ from those estimates.

     Customer Related Direct Costs. We recognize all costs of handset sales when title and risk of loss passes upon delivery of the handset to the customer.
     Advertising Costs. We expense costs related to advertising and other promotional expenditures as incurred. Advertising costs totaled $123.4 million, $109.9 million and $88.7 million during the years ended December 31, 2009, 2008 and 2007, respectively.
     Stock-Based Compensation. Effective January 1, 2006, we adopted the Financial Accounting Standards Board’s, or the FASB’s, authoritative guidance surrounding share-based payments. In accordance with this guidance, we used the modified prospective transition method and therefore did not restate our prior period’s results. Share-based payment expense for all share-based payment awards granted after January 1, 2006 is estimated in accordance with the FASB’s authoritative guidance. We recognize these compensation costs net of actual forfeitures for only those shares expected to vest on a straight-line basis over the requisite service period of the award. See Note 10 for more information.
     Net Income Per Common Share, Basic and Diluted. Basic net income per common share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per common share reflects the potential dilution of securities that could participate in our earnings.
     As presented for the year ended December 31, 2009, our calculation of diluted net income per share includes common shares resulting from shares issuable upon the potential exercise of stock options under our stock-based employee compensation plans and our restricted stock, as well as common shares resulting from the potential conversion of our 2.75% convertible notes. We did not include the common shares resulting from the potential conversion of our 3.125% convertible notes in our calculation of diluted net income per common share because their effect would have been antidilutive to our net income per common share for that period. Further, for the year ended December 31, 2009, we did not include 10.3 million in antidilutive stock options nor did we include an immaterial amount of our restricted stock in our calculation of diluted net income per common share because their effect would also have been antidilutive to our net income per common share for that period.
     As presented for the year ended December 31, 2008, our calculation of diluted net income per share includes common shares resulting from shares issuable upon the potential exercise of stock options under our stock-based employee compensation plans and our restricted stock, as well as common shares resulting from the potential conversion of our 2.75% convertible notes. We did not include the common shares resulting from the potential conversion of our 3.125% convertible notes in our calculation of diluted net income per common share because their effect would have been antidilutive to our net income per common share for that period. Further, for the year ended December 31, 2008, we did not include 9.1 million in antidilutive stock options nor did we include an immaterial amount of our restricted stock in our calculation of diluted net income per common share because their effect would also have been antidilutive to our net income per common share for that period.
     As presented for the year ended December 31, 2007, our calculation of diluted net income per share includes common shares resulting from shares issuable upon the potential exercise of stock options under our stock-based employee compensation plans and our restricted stock, as well as common shares resulting from the potential conversion of our 2.75% convertible notes. Our calculation of diluted net income per share for the year ended December 31, 2007 also includes shares that would have been issued had our 2.875% convertible notes been converted at the beginning of the year instead of on the actual conversion date. We did not include the common shares resulting from the potential conversion of our 3.125% convertible notes because their effect would have been antidilutive to our net income per common share for that period. Further, for the year ended December 31, 2007, we did not include 5.9 million in antidilutive stock options in our calculation of diluted net income per common share because their effect would also have been antidilutive to our net income per common share for that period.
     The following tables provide a reconciliation of the numerators and denominators used to calculate basic and diluted net income per common share as disclosed in our consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007:

	Year Ended December 31, 2009
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(in thousands, except per share data)
Basic net income per common share:
Net income	$381,491	166,042	$2.30
Effect of dilutive securities:
Stock options	—	707
Restricted stock	—	277
Convertible notes, net of capitalized interest and taxes	13,076	6,988

Diluted net income per common share:
Net income on which diluted earnings per share is calculated	$394,567	174,014	$2.27

	Year Ended December 31, 2008
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(in thousands, except per share data)
Basic net income per common share:
Net income	$341,955	166,927	$2.05
Effect of dilutive securities:
Stock options	—	1,121
Restricted stock	—	252
Convertible notes, net of capitalized interest and taxes	12,805	6,990

Diluted net income per common share:
Net income on which diluted earnings per share is calculated	$354,760	175,290	$2.02

	Year Ended December 31, 2007
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
	(In thousands, except per share data)
Basic net income per common share:
Net income	$353,748	166,749	$2.12
Effect of dilutive securities:
Stock options	—	3,633
Restricted stock	—	524
Convertible notes, net of capitalized interest and taxes	18,597	13,350

Diluted net income per common share:
Net income on which diluted earnings per share is calculated	$372,345	184,256	$2.02

     Purchase of Common Stock. In January 2008, our Board of Directors authorized a program to purchase shares of our common stock for cash. The Board approved the purchase of shares having an aggregate market value of up to $500.0 million, depending on market conditions and other factors. During the year ended December 31, 2008, we purchased a total of 5,555,033 shares of our common stock for $242.7 million. During the year ended December 31, 2007, we purchased a total of 7,401,543 shares of our common stock for approximately $500.1 million under our first program to purchase shares of our common stock for cash, which was approved by our Board of Directors in May 2007. We did not purchase any shares of our common stock during the year ended December 31, 2009. We treat purchases of our common stock under this program as effective retirements of the purchased shares and therefore reduce our reported shares issued and outstanding by the number of shares purchased. In addition, we record the excess of the purchase price over the par value of the common stock as a reduction to paid-in capital.
     Income Taxes. We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. We recognize the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date. We provide a valuation allowance against deferred tax assets if, based upon the weight of available evidence, we do not believe it is “more-likely-than-not” that some or all of the deferred tax assets will be realized. We report remeasurement gains and losses related to deferred tax assets and liabilities in our income tax provision.
     Historically, a substantial portion of our deferred tax asset valuation allowance related to deferred tax assets that, if realized, would not result in a benefit to our income tax provision. In accordance with the FASB’s authoritative guidance on financial reporting by entities in reorganization under the bankruptcy code, we recognize decreases in the valuation allowance existing at the reorganization date first as a reduction in the carrying value of intangible assets existing at the reorganization date of October 31, 2002 and then as an increase to paid-in capital. As of December 31, 2004, we reduced to zero the carrying value of our intangible assets existing at the reorganization date. In accordance with the FASB’s updated authoritative guidance on business combinations, effective beginning in 2009, we will record the future decreases, if any, of the valuation allowance existing on the reorganization date as a reduction to income tax expense. We will also record decreases, if any, of the post-reorganization valuation allowance as a reduction to our income tax expense. Using a “with-and-without” method, in accordance with the FASB’s updated authoritative guidance on share-based payments, we recognize decreases in the valuation allowance attributable to the excess tax benefits resulting from the exercise of employee stock options as an increase to paid-in capital. In each market and in the U.S., we recognize decreases in the valuation allowance first as a decrease in the remaining valuation allowance that existed as of the reorganization date, then as a decrease in any post-reorganization valuation allowance, and finally as a decrease of the valuation allowance associated with stock option deductions.

     We assess the realizability of our deferred tax assets at each reporting period. Our assessments generally consider several factors, including the reversal of existing deferred tax temporary differences, projected future taxable income, tax planning strategies and historical and future book income adjusted for permanent book-to-tax differences.
     During 2009, we maintained our prior year position regarding the repatriation of foreign earnings back to the U.S. As of December 31, 2008, we included a $55.1 million provision in deferred tax liability for U.S. federal, state and foreign taxes with respect to future remittances of certain undistributed earnings (other than income that has been previously taxed in the U.S. under the subpart F rules) of certain of our foreign subsidiaries. This deferred tax liability decreased by $35.7 million to $19.4 million as of December 31, 2009 due to a $38.3 million tax effect on the distribution received from our Mexico and Argentine subsidiaries and a $2.6 million increase due to the strengthening in the Mexican exchange rate against the U.S. dollar. Except for the earnings associated with this $19.4 million provision, we currently have no intention to remit any additional undistributed earnings of our foreign subsidiaries, other than income that has been previously taxed in the U.S. under the subpart F rules. Should additional amounts of our foreign subsidiaries’ undistributed earnings be remitted to the U.S. as dividends, we may be subject to additional U.S. income taxes (net of allowable foreign tax credits) and foreign withholding taxes. It is not practicable to estimate the amount of any additional taxes which may be payable on the remaining undistributed earnings.
     Reclassifications. We have reclassified some prior period amounts in our consolidated financial statements to conform to our current year presentation. Specifically, for the year ended December 31, 2007, we corrected the classification of $28.7 million from cost of service to cost of digital handset and accessory sales related to costs incurred in connection with replacement handsets sold to existing customers. This revision did not have a material impact on previously reported balances. We did not reclassify any prior period amounts in our consolidated financial statements during the year ended December 31, 2008.
     New Accounting Pronouncements. In June 2009, the FASB updated its authoritative guidance on the consolidation of variable interest entities, or VIEs, to require an ongoing qualitative assessment to determine the primary beneficiary of the variable interest arrangement. This guidance also amends the circumstances that would require a reassessment of whether an entity in which we had a variable interest qualifies as a VIE and would be subject to the consolidation guidance in this standard. The updated authoritative guidance will be effective for fiscal years beginning after November 15, 2009. We are currently evaluating the potential impact, if any, that the adoption of this guidance will have on our consolidated financial statements.
     In October 2009, the FASB updated its authoritative guidance for accounting for multiple deliverable revenue arrangements. The new guidance revises the criteria used to determine the separate units of accounting in a multiple deliverable arrangement and requires that total consideration received under the arrangement be allocated over the separate units of accounting based on their relative selling prices. This guidance also clarifies the methodology used in determining our best estimate of the selling price used in this allocation. The applicable revenue recognition criteria will be considered separately for the separate units of accounting. The updated authoritative guidance will be effective and shall be applied prospectively to revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010. Early adoption is permitted but must be applied on a retroactive basis. We are currently evaluating the potential impact, if any, that the adoption of this guidance will have on our consolidated financial statements.
     In August 2009, the FASB issued new authoritative guidance on the measurement and disclosure of the fair value of liabilities and clarifies the valuation methodologies that may be used when a quoted market price in an active market for an identical liability is not available. This guidance will be effective in the first reporting period beginning after August 26, 2009. The adoption of this guidance did not have a material impact on our consolidated financial statements.
     In January 2010, the FASB updated its authoritative guidance on accounting for distributions to shareholders with components of stock and cash. The amendments clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This updated authoritative guidance was effective for the year ended December 31, 2009. The implementation of this updated guidance did not have an impact to our consolidated financial statements since we were already accounting for distributions in this manner.
     In January 2010, the FASB amended its authoritative guidance on fair value measurements and disclosures. This update added new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. It also clarified existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This updated guidance is effective for annual and interim reporting periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity between purchases, sales, issuances and settlements on a gross basis. That requirement is effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. We do not expect the adoption of this new guidance to have a material impact on our consolidated financial statements.

2. Property, Plant and Equipment
     The components of our property, plant and equipment are as follows:

	December 31,
	2009	2008
	(in thousands)
Land	$7,365	$6,600
Leasehold improvements	122,364	84,663
Digital mobile network equipment and network software	3,144,673	2,216,212
Office equipment, furniture and fixtures and other	487,051	329,352
Corporate aircraft capital lease	42,747	31,450
Less: Accumulated depreciation and amortization	(1,451,219)	(928,368)

	2,352,981	1,739,909
Construction in progress	149,208	152,204

	$2,502,189	$1,892,113

3. Intangible Assets
     Our intangible assets consist of our licenses, customer base and trade name, all of which have finite useful lives, as follows:

	December 31, 2009			December 31, 2008
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Value	Amortization	Value	Value	Amortization	Value
	(In thousands)
Amortizable intangible assets:
Licenses	$426,888	$(89,655)	$337,233	$373,315	$(55,437)	$317,878
Trade name and other	1,640	(1,640)	—	1,412	(1,412)	—

Total intangible assets	$428,528	$(91,295)	$337,233	$374,727	$(56,849)	$317,878

     The gross carrying value of our licenses as of December 31, 2009 primarily represent the licenses we acquired in connection with our purchase of Cosmofrecuencias in Mexico during 2006.
     Based solely on the carrying amount of amortizable intangible assets existing as of December 31, 2009 and current exchange rates, we estimate amortization expense for each of the next five years ending December 31 to be as follows (in thousands):

Estimated
Amortization
Years	Expense
2010	$30,269
2011	30,878
2012	30,878
2013	30,878
2014	30,690
     Actual amortization expense to be reported in future periods could differ from these estimates as a result of additional acquisitions of intangibles, as well as changes in exchange rates and other relevant factors. During the years ended December 31, 2009 and 2008, we did not acquire, dispose of or write down any goodwill or intangible assets with indefinite useful lives.

4. Balance Sheet Details
Accrued Expenses and Other.
     The components are as follows:

	December 31,	December 31,
	2009	2008
	(in thousands)
Non-income based taxes	$133,298	$52,918
Payroll related items and commissions	114,517	70,493
Network system and information technology	77,281	60,333
Capital expenditures	70,357	68,481
Other	203,756	194,045

	$599,209	$446,270

5. Debt

	December 31,
	2009	2008
	(in thousands)
10.0% senior notes due 2016, net	$781,261	$—
8.875% senior notes due 2019, net	495,946	—
3.125% convertible notes due 2012	1,097,628	1,059,997
2.75% convertible notes due 2025	342,412	330,850
Brazil syndicated loan facility	259,481	300,000
Mexico syndicated loan facility	156,600	205,863
Tower financing obligations	174,497	157,262
Capital lease obligations	110,063	72,449
Other Brazil financings	151,053	—
Other	11,847	6,719

Total debt	3,580,788	2,133,140
Less: current portion	(564,544)	(99,054)

	$3,016,244	$2,034,086

High Yield Notes.
     10.0% Senior Notes due 2016. In August 2009, we issued senior notes with $800.0 million aggregate principal amount due at maturity for total cash proceeds of $762.5 million, after deducting original issue discount and commissions. We also incurred $0.9 million in offering expenses related to the issuance of the notes, which we will amortize into interest expense over the term of the notes. The notes are senior unsecured obligations of NII Capital Corp., a domestic subsidiary that we wholly own, and are guaranteed by us and by certain of our other domestic wholly-owned subsidiaries. These guarantees are full and unconditional, as well as joint and several. Subject to certain exceptions, the notes are equal in right of payment with any future unsecured, unsubordinated indebtedness of NII Capital Corp. and of the guarantors of the notes, including, but not limited to, with respect to NII Holdings’ guarantee, NII Holdings’ 3.125% convertible notes and NII Holdings’ 2.75% convertible notes. The notes will also be senior to any of NII Capital Corp.’s future subordinated indebtedness. In addition, the notes are effectively subordinated to all NII Capital Corp.’s existing and future secured indebtedness, as well as to all existing and future indebtedness of our subsidiaries that are not guarantors of the notes, including the foreign subsidiaries that operate in each of our markets. The notes bear interest at a rate of 10% per year, which is payable semi-annually in arrears on February 15 and August 15, beginning on February 15, 2010. The notes will mature on August 15, 2016 when the entire principal amount of $800.0 million will be due.
     The notes are not entitled to any mandatory redemption or sinking fund. Prior to August 15, 2013, NII Capital Corp. may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest. At any time on or after August 15, 2013 and prior to maturity, the notes will be redeemable, in whole or in part, at the redemption prices presented below (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date if redeemed during the 12-month period beginning on August 15 of the applicable year:

Redemption
Year	Price
2013	105.00%
2014	102.50%
2015 and thereafter	100.00%
     Prior to August 15, 2012, up to 35% of the aggregate principal amount of the notes may be redeemed with the net cash proceeds from specified equity offerings at a redemption price of 110% of their principal amount, plus accrued and unpaid interest. Such redemption may only be made if, after the redemption, at least 65% of the aggregate principal amount of the notes issued remains outstanding.
     Upon the occurrence of specified events involving a change of control, holders of the notes may require us to purchase their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.
     The indenture governing the notes, among other things, limits our ability and the ability of some of our subsidiaries to:
•	incur additional indebtedness and issue preferred stock;

•	create liens or other encumbrances;

•	place limitations on distributions from some of our subsidiaries;

•	pay dividends, acquire shares of our capital stock or make investments;

•	prepay subordinated indebtedness or make other restricted payments;

•	issue or sell capital stock of some of our subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with affiliates; and

•	merge or consolidate with another entity.
     These covenants are subject to a number of qualifications and exceptions.
     8.875% Senior Notes due 2019. In December 2009, we issued senior notes with $500.0 million aggregate principal amount due at maturity for total cash proceeds of about $486.6 million, after deducting original issue discount and commissions. We also incurred $0.5 million in offering expenses related to the issuance of the notes, which we will amortize into interest expense over the term of the notes. The notes are senior unsecured obligations of NII Capital Corp., a domestic subsidiary that we wholly own, and are guaranteed by us and by certain of our other domestic wholly-owned subsidiaries. These guarantees are full and unconditional, as well as joint and several. Subject to certain exceptions, the notes are equal in right of payment with any future unsecured, unsubordinated indebtedness of NII Capital Corp. and of the guarantors of the notes, including, but not limited to, with respect to NII Holdings’ guarantee, NII Capital Corp.’s 10.0% senior notes, NII Holdings’ 3.125% convertible notes and NII Holdings’ 2.75% convertible notes. The notes will also be senior to any of NII Capital Corp.’s future subordinated indebtedness. In addition, the notes are effectively subordinated to all NII Capital Corp.’s existing and future secured indebtedness, as well as to all existing and future indebtedness of our subsidiaries that are not guarantors of the notes, including the foreign subsidiaries that operate in each of our markets. The notes bear interest at a rate of 8.875% per year, which is payable semi-annually in arrears on June 15 and December 15, beginning on June 15, 2010. The notes will mature on December 15, 2019 when the entire principal amount of $500.0 million will be due.
     The notes are not entitled to any mandatory redemption or sinking fund. Prior to December 15, 2014, NII Capital Corp. may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest. At any time on or after December 15, 2014 and prior to maturity, the notes will be redeemable, in whole or in part, at the redemption prices presented below (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date if redeemed during the 12-month period beginning on December 15 of the applicable year:

Redemption
Year	Price
2014	104.438%
2015	102.958%
2016	101.479%
2017 and thereafter	100.000%
     Prior to December 15, 2012, up to 35% of the aggregate principal amount of the notes may be redeemed with the net cash proceeds from specified equity offerings at a redemption price of 108.875% of their principal amount, plus accrued and unpaid interest. Such redemption may only be made if, after the redemption, at least 65% of the aggregate principal amount of the notes issued remains outstanding. The remainder of the terms under our 8.875% senior notes are identical to the terms contained in our 10.0% senior notes described above.
Convertible Notes.
     3.125% Convertible Notes. In May 2007, we privately placed $1.0 billion aggregate principal amount of 3.125% convertible notes due 2012, which we refer to as the 3.125% notes. In addition, we granted the initial purchaser an option to purchase up to an additional $200.0 million principal amount of 3.125% notes, which the initial purchaser exercised in full. As a result, we issued a total of $1.2 billion principal amount of the 3.125% notes for which we received total gross proceeds of $1.2 billion. We also incurred direct issuance costs of $22.8 million, which we recorded as a deferred financing cost that we will amortize into interest expense over the term of the 3.125% notes. Our 3.125% notes are senior unsecured obligations and rank equal in right of payment with all of our other existing and future senior unsecured debt. Historically, some of our long-term debt has been secured and may be secured in the future.
     The 3.125% notes bear interest at a rate of 3.125% per annum on the principal amount of the notes, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2007, and will mature on June 15, 2012, when the entire principal balance of $1,200.0 million will be due. In addition, and subject to specified exceptions, the noteholders have the right to require us to repurchase the notes at a repurchase price equal to 100% of their principal amount, plus any accrued and unpaid interest (including additional amounts, if any) up to, but excluding, the repurchase date upon the occurrence of a fundamental change.
     The 3.125% notes are convertible into shares of our common stock at a conversion rate of 8.4517 shares per $1,000 principal amount of notes, or 10,142,040 aggregate common shares, representing a conversion price of $118.32 per share. The 3.125% notes are convertible, subject to adjustment, prior to the close of business on the final maturity date under any of the following circumstances:
•	during any fiscal quarter commencing after September 30, 2007, if the closing sale price of our common stock exceeds 120% of the conversion price of $118.32 for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	prior to May 15, 2012, during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of notes, or 10,142,040 aggregate common shares;

•	at any time on or after May 15, 2012; or

•	upon the occurrence of specified corporate events.
     For the fiscal quarter ended December 31, 2009, the closing sale price of our common stock did not exceed 120% of the conversion price of $118.32 per share for at least 20 trading days in the 30 consecutive trading days ending on December 31, 2009. As a result, the conversion contingency was not met as of December 31, 2009. We have the option to satisfy the conversion of the 3.125% notes in shares of our common stock, in cash or a combination of both.
     The conversion feature related to the trading price per note meets the criteria of an embedded derivative in accordance with the FASB’s authoritative guidance for derivatives. As a result, we are required to separate the value of the conversion feature from the notes and record a liability on our consolidated balance sheet. As of December 31, 2009, the conversion feature had a nominal value, and therefore it did not have a material impact on our financial position or results of operations. We will continue to evaluate the materiality of the value of this conversion feature on a quarterly basis and record the resulting adjustment, if any, in our consolidated balance sheet and statement of operations.

     The conversion rate of the 3.125% notes is subject to adjustment if any of the following events occur:
•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock;

•	we subdivide or combine our common stock;

•	we distribute to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding the rights, warrants, dividends or distributions specified above;

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to this tender or exchange offer; or

•	someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending the rejection of the offer, subject to certain conditions.
     Neither we, nor any of our subsidiaries, are subject to any financial covenants under our 3.125% notes. In addition, the indenture governing our 3.125% notes does not restrict us or any of our subsidiaries from paying dividends, incurring debt, or issuing or repurchasing our securities.
     As presented for the years ended December 31, 2009, 2008 and 2007, our calculation of diluted net income per share does not include the common shares resulting from the potential conversion of our 3.125% convertible notes since their effect would have been antidilutive to our net income per share for those periods.
     2.75% Convertible Notes. In the third quarter of 2005, we privately placed $350.0 million aggregate principal amount of 2.75% convertible notes due 2025, which we refer to as our 2.75% notes. We also incurred direct issuance costs of $9.0 million, which we recorded as deferred financing costs on our consolidated balance sheet and are amortizing over five years. Our 2.75% notes are senior unsecured obligations and rank equal in right of payment with all of our other existing and future senior unsecured debt. Historically, some of our long-term debt has been secured and may be secured in the future. In addition, since we conduct all of our operations through our subsidiaries, our 2.75% notes effectively rank junior in right of payment to all liabilities of our subsidiaries. The 2.75% notes bear interest at a rate of 2.75% per year on the principal amount of the notes, payable semi-annually in arrears in cash on February 15 and August 15 of each year, and will mature on August 15, 2025, when the entire principal balance of $350.0 million will be due. The 2.75% notes were publicly registered, effective February 10, 2006.
     The noteholders have the right to require us to repurchase the 2.75% notes on August 15 of 2010, 2012, 2015 and 2020 at a repurchase price equal to 100% of their principal amount, plus any accrued and unpaid interest up to, but excluding, the repurchase date. In addition, if a fundamental change or termination of trading, as defined, occurs prior to maturity, the noteholders have a right to require us to repurchase all or part of the notes at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.
     The 2.75% notes are convertible, at the option of the holder, into shares of our common stock at an adjusted conversion rate of 19.967 shares per $1,000 principal amount of notes, or 6,988,370 aggregate common shares, representing a conversion price of about $50.08 per share. The 2.75% notes are convertible, subject to adjustment, prior to the close of business on the final maturity date under any of the following circumstances:
•	during any fiscal quarter commencing after September 30, 2005 if the closing sale price of our common stock exceeds 120% of the conversion price of $50.08 for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	prior to July 15, 2010, during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of notes, or 6,988,370 aggregate common shares;

•	at any time on or after July 15, 2010; or

•	upon the occurrence of specified corporate events, including a fundamental change, as defined in the 2.75% note agreement, the issuance of certain rights or warrants or the distribution of certain assets or debt securities.
     For the fiscal quarter ended December 31, 2009, the closing sale price of our common stock did not exceed 120% of the conversion price of $50.08 per share for at least 20 trading days in the 30 consecutive trading days ending on December 31, 2009. As a result, the conversion contingency was not met as of December 31, 2009.
     The conversion feature related to the trading price per note meets the criteria of an embedded derivative in accordance with the FASB’s authoritative guidance for derivatives. As a result, we are required to separate the value of the conversion feature from the notes and record a liability on our consolidated balance sheet. As of December 31, 2009 and 2008, the conversion feature had a nominal value, and therefore it did not have a material impact on our financial position or results of operations. We will continue to evaluate the materiality of the value of this conversion feature on a quarterly basis and record the resulting adjustment, if any, in our consolidated balance sheet and statement of operations.
     Prior to August 20, 2010, the notes will not be redeemable. On or after August 20, 2010, we may redeem for cash some or all of the notes, at any time and from time to time, upon at least 30 days’ notice for a price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to but excluding the redemption date. The remainder of the terms under our 2.75% convertible notes are identical to the terms contained in our 3.125% convertible notes described above.
     As presented for the years ended December 31, 2009, 2008 and 2007, our calculation of diluted net income per share includes the common shares resulting from the potential conversion of our 2.75% convertible notes.
     2.875% Convertible Notes. As of December 31, 2006, we had outstanding $300.0 million aggregate principal amount of 2.875% convertible notes due 2034, which we refer to as our 2.875% notes. The 2.875% notes bore interest at a rate of 2.875% per year on the principal amount of the notes and were scheduled to mature on February 1, 2034.
     In July 2007, we accepted the tender of 99.99% of the $300.0 million in outstanding principal amount of our 2.875% convertible notes under a tender offer that expired on July 23, 2007. In connection with this tender offer, we issued 11,268,103 shares of our common stock and paid to the holders of the tendered notes an aggregate cash premium of $25.5 million, $0.3 million in direct external costs and accrued and unpaid interest of $4.2 million. We recorded the $25.5 million cash premium and the $0.3 million in direct external costs as debt conversion expense in our consolidated statement of operations. We also recognized a $6.3 million loss on extinguishment of our 2.875% convertible notes, including the write-off of $3.4 million of deferred financing costs related to the notes that were tendered.
     As presented for the year ended December 31, 2007, our calculation of diluted net income per share includes shares that would have been issued had our 2.875% convertible notes been converted at the beginning of the year instead of on the actual conversion date.
     Adoption of Authoritative Guidance on Convertible Debt Instruments. As a result of adopting the FASB’s authoritative guidance on convertible debt instruments, we are required to separately account for the debt and equity components of our 3.125% convertible notes and our 2.75% convertible notes in a manner that reflects our nonconvertible debt (unsecured debt) borrowing rate. The debt and equity components recognized for our 3.125% convertible notes and our 2.75% convertible notes were as follows (in thousands):

	December 31, 2009		December 31, 2008
	3.125% Notes	2.75% Notes	3.125% Notes	2.75% Notes
	due 2012	due 2025	due 2012	due 2025
Principal amount of convertible notes	$1,200,000	$349,996	$1,200,000	$349,996
Unamortized discount on convertible notes	102,372	7,584	140,003	19,146
Net carrying amount of convertible notes	1,097,628	342,412	1,059,997	330,850
Carrying amount of equity component	194,557	53,253	194,557	53,253
     As of December 31, 2009, the unamortized discount on our 3.125% convertible notes and our 2.75% convertible notes had remaining recognition periods of about 29 months and 8 months, respectively.

     The amount of interest expense recognized on our 3.125% convertible notes and our 2.75% convertible notes and effective interest rates for the years ended December 31, 2009 and 2008 were as follows (dollars in thousands):

	Year Ended December 31,
	2009		2008		2007
	3.125% Notes	2.75% Notes	3.125% Notes	2.75% Notes	3.125% Notes	2.75% Notes	2.875% Notes
	due 2012	due 2025	due 2012	due 2025	due 2012	due 2025	due 2034
Contractual coupon interest	$37,500	$9,625	$37,500	$9,625	$21,875	$9,625	$5,031
Amortization of discount on convertible notes	37,631	11,561	35,120	10,862	19,433	10,204	4,697

Interest expense, net	$75,131	$21,186	$72,620	$20,487	$41,308	$19,829	$9,728

Effective interest rate on convertible notes	7.15%	6.45%	7.15%	6.45%	7.15%	6.45%	6.44%

     Brazil Syndicated Loan Facility. In September 2007, Nextel Brazil entered into a $300.0 million syndicated loan facility. Of the total amount of the facility, $45.0 million is denominated in U.S. dollars with a floating interest rate based on LIBOR plus a specified margin ranging from 2.00% to 2.50% (Tranche A — 2.25% and 3.43% as of December 31, 2009 and 2008, respectively). The remaining $255.0 million is denominated in U.S. dollars with a floating interest rate based on LIBOR plus a specified margin ranging from 1.75% to 2.25% (Tranche B — 2.00% and 3.18% as of December 31, 2009 and 2008, respectively). Tranche A matures on September 14, 2014, and Tranche B matures on September 14, 2012. Nextel Brazil’s obligations under the syndicated loan facility agreement are guaranteed by all of its material operating subsidiaries and are secured by a pledge of the outstanding equity interests in Nextel Brazil and those subsidiaries. In addition, Nextel Brazil is subject to various legal and financial covenants under the syndicated loan facility that, among other things, require Nextel Brazil to maintain certain financial ratios and may limit the amount of funds that could be repatriated in certain periods. Nextel Brazil has utilized borrowings under this syndicated loan facility for capital expenditures, general corporate purposes and the repayment of specified short-term intercompany debt. In connection with this agreement, Nextel Brazil deferred $5.0 million of financing costs, which Nextel Brazil is amortizing as additional interest expense over the term of the syndicated loan.
     During the fourth quarter of 2007, Nextel Brazil borrowed $26.2 million in term loans under Tranche A and $148.8 million in term loans under Tranche B of this syndicated loan facility. During the first quarter of 2008, Nextel Brazil borrowed the remaining $18.8 million in term loans under Tranche A and $106.2 million in term loans under Tranche B of this syndicated loan facility.
     Mexico Syndicated Loan Facility. In October 2004, we closed on a $250.0 million, five year syndicated loan facility in Mexico. Of the total amount of the facility, $129.0 million was denominated in U.S. dollars with a floating interest rate based on LIBOR, $31.0 million was denominated in Mexican pesos with a floating interest rate based on the Mexican reference interest rate TIIE, and $90.0 million was denominated in Mexican pesos, at an interest rate fixed at the time of funding. In May 2005, we borrowed the entire $250.0 million available under this facility. As part of this agreement, Nextel Mexico is subject to various legal and financial covenants that, among other things, require Nextel Mexico to maintain certain financial ratios and may limit the amount of funds that could be repatriated in certain periods. In July 2005, Nextel Mexico entered into an interest rate swap agreement to hedge the $31.4 million portion of the syndicated loan facility. This interest rate swap fixed the amount of interest expense associated with this portion of the syndicated loan facility commencing on August 31, 2005 and continuing over the life of the facility based on a fixed rate of about 11.95% per year.
     In June 2006, Nextel Mexico entered into an agreement to refinance its syndicated loan. The loan principal was increased from the original $250.0 million to $296.6 million after the refinancing. Under the agreement, the loan was refinanced using the same variable (i.e. LIBOR and TIIE) and fixed rates as the original agreement but with lower spreads for each tranche. In October 2009, Nextel Mexico paid the remaining principal amounts under both Tranche B and Tranche C of its syndicated loan. The remaining $156.6 million is denominated in U.S. dollars with a floating interest rate based on LIBOR (Tranche A — 1.56% and 2.44% as of December 31, 2009 and 2008, respectively). Under the original agreement, principal for Tranche A was also due on the same dates as the principal under Tranches B and C. However, after the refinancing, principal for Tranche A is now due in a lump sum of $156.6 million in June 2011.
     Tower Financing Obligations. During the year ended December 31, 2008, Nextel Mexico sold 181 communications towers for total proceeds of $23.1 million, and Nextel Brazil sold 54 communications towers for total proceeds of $5.6 million. Nextel Mexico and Nextel Brazil did not sell any communications towers during the year ended December 31, 2009.

     We account for these tower sales as financing arrangements. As a result, we did not recognize any gains from the sales, and we maintain the tower assets on our consolidated balance sheet and continue to depreciate them. We recognize the proceeds received as financing obligations that will be repaid through monthly payments. To the extent that American Tower leases space on these communication towers to third party companies, our base rent and ground rent related to the towers leased are reduced. We recognize ground rent payments as operating expenses in cost of service and tower base rent payments as interest expense and a reduction in the financing obligation using the effective interest method. In addition, we recognize co-location rent payments made by the third party lessees to American Tower as other operating revenues because we are maintaining the tower assets on our consolidated balance sheet. Both the proceeds received and rent payments due are denominated in Mexican pesos for the Mexican transactions and in Brazilian reais for the Brazilian transactions. Rent payments are subject to local inflation adjustments. During the years ended December 31, 2009, 2008 and 2007, we recognized $68.4 million, 48.7 million and $29.8 million, respectively, in other operating revenues related to these co-location lease arrangements, a significant portion of which we recognized as interest expense. Following the sale of these towers, we no longer have any further contractual obligation or right to transfer towers to American Tower Corporation.
     On March 22, 2005, we amended the sale-leaseback agreement with respect to the construction and/or the acquisition by American Tower of any new towers to be constructed or purchased by our Mexican and our Brazilian operating companies. The most significant of these amendments provides for the elimination of existing minimum purchase and construction commitments, the establishment of new purchase commitments for the following four years, subject to certain co-location conditions, the extension for an additional four years, subject to certain conditions and limitations, of the right of American Tower to market for co-location existing and new towers and the reduction of the monthly rent payments, as well as the purchase price, of any existing towers not previously purchased or identified for purchase and of any new sites built.
Capital Lease Obligations.
     Corporate Aircraft Lease. In November 2005, we entered into an agreement to lease a new corporate aircraft beginning in 2009 for ten years. We refer to this aircraft lease as the 2005 aircraft lease. We determined that in accordance with the authoritative guidance for lessee involvement in asset construction, we were the owner of this new corporate aircraft during its construction because we had substantially all of the construction period risks. As a result, we recorded an asset for construction-in-progress and a corresponding long-term liability for the new aircraft as construction occurs, which was $37.3 million as of December 31, 2008. In December 2009, upon taking delivery of the aircraft and commencement of the lease term, we began accounting for the 2005 aircraft lease as a capital lease. As a result, we recorded a capital lease liability and a corresponding capital lease asset of $42.7 million in December 2009.
     Other Capital Lease Obligations. Under the master lease agreement with American Tower, in certain circumstances, Nextel Mexico and Nextel Brazil are permitted to co-locate communications equipment on sites owned by American Tower. Nextel Mexico and Nextel Brazil account for the majority of these co-location agreements as capital leases.
Other Brazil Financings.
     Brazil Import Financing. In March 2009, Nextel Brazil began financing certain handset and infrastructure equipment purchased mainly from Motorola and Research in Motion, or RIM, that is imported into Brazil through agreements with several Brazilian banks. Each tranche of these financings matures within a six to twelve-month period.
     Brazil Credit Paper. In May 2009, Nextel Brazil entered into a $25.6 million working capital loan with a Brazilian bank. Interest is payable quarterly for the first twelve months beginning in August 2009 and monthly for the remaining six months, and the principal matures beginning in June 2010 through November 2010 with the principal amount payable in six equal consecutive monthly payments. In July 2009, Nextel Brazil entered into a second $16.9 million working capital loan with the same Brazilian bank. Interest on the second loan is payable quarterly for the first six months beginning in October 2009 and monthly for the remaining nine months, and the principal matures beginning in February 2010 through October 2010 with the principal amount payable in nine equal consecutive monthly payments. In December 2009, Nextel Brazil entered into a third $28.7 million working capital loan with a separate Brazilian bank. Interest on the third loan is payable monthly for the first twelve months beginning in January 2010. The principal matures beginning in January 2011 through December 2012 and is payable in 24 equal consecutive monthly payments.

     For the year ended December 31, 2009, our short-term financings had a weighted average interest rate of 8.06%.
     Debt Maturities. For the years subsequent to December 31, 2009, scheduled annual maturities of all long-term debt outstanding as of December 31, 2009 are as follows (in thousands):

Principal
Year	Repayments
2010	$572,130
2011	268,453
2012	1,314,333
2013	30,204
2014	32,370
Thereafter	1,496,055

Total	$3,713,545

     In accordance with the terms of our 2.75% convertible notes, if the notes are not converted, the noteholders have the right to require us to repurchase the notes in August 2010 at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest. Based on current market conditions, as well as the effective conversion price and trading prices of our 2.75% convertible notes, we believe that the noteholders will require us to repurchase our 2.75% notes. As a result, the $350.0 million repayment of the principal balance of our 2.75% convertible notes due 2025 is included in the 2010 debt maturity payments in the table above.
6. Fair Value Measurements
     The FASB’s authoritative guidance on fair value measurements defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. Valuation techniques discussed under the FASB’s authoritative guidance for fair value measurements include the market approach (comparable market prices), the income approach (present value of future income or cash flow based on current market expectations) and the cost approach (cost to replace the service capacity of an asset or replacement cost). As a basis for considering these assumptions, the guidance utilizes a three-tier fair value hierarchy, which prioritizes the inputs to the valuation techniques used to measure fair value. The following is a brief description of the three levels in the fair value hierarchy:
     Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
     Level 2: Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly.
     Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.
     To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
     For assets and liabilities measured at fair value on a non-recurring basis, fair value is determined by using various valuation approaches. The same hierarchy as described above, which maximizes the use of observable inputs and minimizes the use of unobservable inputs, by generally requiring that the observable inputs be used when available, is used in measuring fair value for these items. Fair value may be derived using pricing models. Pricing models take into account the contract terms (including maturity) as well as multiple inputs, including, where applicable, interest rate yield curves, credit curves, correlation, credit worthiness of the counterparty, option volatility and currency rates. In accordance with the FASB’s authoritative guidance for fair value measurements, the impact of our own credit spreads is also considered when measuring the fair value of liabilities. Where appropriate, valuation adjustments are made to account for various factors such as credit quality and model uncertainty. These adjustments are subject to judgment, are applied on a consistent basis and are based upon observable inputs where available. We generally subject all valuations and models to a review process initially and on a periodic basis thereafter. As fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure, even when market assumptions are not readily available, our own assumptions are set to reflect those that we believe market participants would use when pricing the asset or liability at the measurement date.

     Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and valuation techniques may have a material effect on the estimated fair value amounts. The following is a description of the major categories of assets and liabilities measured at fair value on a recurring basis and the valuation techniques applied to them.
Available-for-Sale Securities.
     Nextel Brazil Investments. Available-for-sale securities include $116.3 million in short-term investments made by Nextel Brazil in two investment funds. These funds invest primarily in Brazilian government bonds, long-term, low-risk bank certificates of deposit and Brazilian corporate debentures. We account for these securities at fair value in accordance with the FASB’s authoritative guidance surrounding the accounting for investments in debt and equity securities. The fair value of the securities is based on the net asset value of the funds. In our judgment, these securities trade with sufficient daily observable market activity to support a Level 1 classification within the fair value hierarchy.
     Enhanced Cash Fund. In May 2007, we invested in an enhanced cash fund similar to, but not in the legal form of, a money market fund that invested primarily in asset-backed securities. Initially, we classified our investment as a cash equivalent because it was highly liquid at that time. In December 2007, the fund manager ceased all purchases and sales of interests in the fund and began an orderly liquidation of the portfolio’s assets due to issues that arose in the U.S. credit markets. We concluded that because the fair value per unit of the fund was determined, published and the basis for current transactions, the fair value of our investment in the fund was readily determinable and as a result, we classified this investment as available-for-sale. In addition, we have the right at our option to receive an in-kind distribution of the underlying assets in the fund that we can sell or hold to maturity. As a result, as of December 31, 2007, we classified our investment in the fund of $241.8 million as a current asset. Through the third quarter of 2008, the underlying assets in the fund traded with sufficient daily observable market activity to support a Level 2 classification within the fair value hierarchy.
     Due to the changing market conditions in the fourth quarter of 2008, the net asset value per unit as determined by the fund manager had declined from $1.000 per unit at inception to $0.827 per unit as of December 31, 2008. We determined that this loss in value was other-than-temporary. As a result, during the year ended December 31, 2008, we recognized a pre-tax loss of $14.8 million related to the loss in value of the fund, which we recorded as a component of net other expense in our consolidated statement of operations. We also received $173.9 million in distributions from the fund during the year ended December 31, 2008. Also, as a result of the decline in the overall market conditions of the credit market and the reduced liquidity in the observable market for asset-backed securities, we reclassified the enhanced cash fund from Level 2 to Level 3 because certain significant inputs for the fair value measurement became unobservable.
     The fund was liquidated during December 2009. For the year ended December 31, 2009, we received $55.3 million in total distributions and realized a pre-tax gain during 2009 of $2.1 million, which we recorded as a component of net other expense in our consolidated statement of operations.
     The following tables set forth the classification within the fair value hierarchy of our financial instruments measured at fair value on a recurring basis in the accompanying consolidated balance sheets as of December 31, 2009 and 2008 (in thousands):

	Fair Value Measurements as of
	December 31, 2009			Fair Value as of
	Using the Fair Value Hierarchy			December 31,
Financial Instruments	Level 1	Level 2	Level 3	2009
Short-term investments:
Available-for-sale securities — Nextel Brazil investments	$116,289	$—	$—	$116,289
Available-for-sale securities — Enhanced cash fund	—	—	—	—

	$116,289	$—	$—	$116,289

	Fair Value Measurements as of
	December 31, 2008			Fair Value as of
	Using the Fair Value Hierarchy			December 31,
Financial Instruments	Level 1	Level 2	Level 3	2008
Short-term investment:
Available-for-sale securities — Nextel Brazil investments	$48,859	$—	$—	$48,859
Available-for-sale securities — Enhanced cash fund	—	—	33,144	33,144

	48,859	—	33,144	82,003
Long-term investment:
Available-for-sale securities — Enhanced cash fund	—	—	20,016	20,016

	$48,859	$—	$53,160	$102,019

     The following tables present additional information about Level 3 assets measured at fair value on a recurring basis:

Year Ended
December 31,
2009
Beginning balance	$53,160
Principal distributions	(55,302)
Realized gains	2,142

Ending balance	$—

Year Ended
December 31,
2008
Beginning balance	$—
Transfer to Level 3 classification — October 1, 2008	86,242
Principal distributions	(22,695)
Realized losses	(10,387)

Ending balance	$53,160

Other Financial Instruments.
     We estimate the fair value of our financial instruments other than our available-for-sale securities, including cash and cash equivalents, accounts receivable, accounts payable, derivative instruments and debt. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term nature of these instruments. The fair values of our derivative instruments are immaterial. The carrying amounts and estimated fair values of our debt instruments at December 31, 2009 and 2008 are as follows:

	December 31,
	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
		(in thousands)
Long-term debt:
Senior notes	$1,277,207	$1,312,165	$—	$—
Convertible notes	1,440,040	1,447,655	1,390,847	1,036,526
Syndicated loan facilities	416,081	403,079	505,863	456,848
Brazil credit paper	74,661	76,322	—	—

	$3,207,989	$3,239,221	$1,896,710	$1,493,374

     Senior Notes and Convertible Notes. We estimated the fair values of our senior notes and our convertible notes using quoted market prices in a broker dealer market, which may be adjusted for certain factors such as historical trading levels and market data for our notes, credit default spreads, stock volatility assumptions with respect to our senior notes and our convertible notes and other corroborating market or internally generated data. Because our fair value measurement includes market data, corroborating market data and some internally generated information, we consider this Level 2 in the fair value hierarchy.
     Syndicated Loan Facilities. We estimated the fair values of our syndicated loan facilities using primarily Level 3 inputs such as U.S. Treasury yield curves, prices of comparable bonds, LIBOR and zero-coupon yield curves, treasury bond rates and credit spreads on comparable publicly traded bonds.

     Brazil Credit Paper. The Brazilian credit paper represents working capital loans from Brazilian banks. We borrowed $25.6 million in May 2009, $16.9 million in June 2009 and an additional $28.7 million in December 2009 under these agreements. We estimated the fair value of the loans by discounting the expected cash flows utilizing primarily Level 3 inputs such as a forward zero-coupon curve of the U.S. Treasury bonds and an appropriate credit spread based on comparable publicly traded bonds.
7. Commitments and Contingencies
Capital and Operating Lease Commitments.
     We have co-location capital lease obligations on some of our communication towers in Mexico and Brazil. The remaining terms of these lease agreements range from one to fifteen years. In addition, we have a capital lease obligation on our existing corporate aircraft. The remaining term of this lease agreement is ten years. See Note 5 for further information regarding these agreements.
     We lease various cell sites, office facilities and other assets under operating leases. Some of these leases provide for annual increases in our rent payments based on changes in locally-based consumer price indices. The remaining terms of our cell site leases range from one to fifteen years and are generally renewable, at our option, for additional terms. The remaining terms of our office leases range from less than one to ten years. During the years ended December 31, 2009, 2008 and 2007, total rent expense under operating leases was $183.3 million, $177.2 million and $133.1 million, respectively.
     For years subsequent to December 31, 2009, future minimum payments for all capital and operating lease obligations that have initial noncancelable lease terms exceeding one year, net of rental income, are as follows (in thousands):

	Capital	Operating
	Leases	Leases	Total
2010	$76,810	$155,190	$232,000
2011	76,619	125,764	202,383
2012	76,387	106,532	182,919
2013	76,103	95,463	171,566
2014	75,755	85,602	161,357
Thereafter	365,905	256,921	622,826

Total minimum lease payments	747,579	825,472	1,573,051
Less: imputed interest	(463,019)	—	(463,019)

Total	$284,560	$825,472	$1,110,032

Motorola Commitments.
     We are a party to agreements with Motorola, Inc. under which Motorola provides us with infrastructure equipment and services, including installation, implementation and training. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. We have also agreed to provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology. In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years.
     In September 2006, we entered into agreements to extend our relationship with Motorola for the supply of iDEN handsets and iDEN network infrastructure through December 31, 2011. Under these agreements, Motorola agreed to maintain an adequate supply of the iDEN handsets and equipment used in our business for the term of the agreement and to continue to invest in the development of new iDEN devices and infrastructure features. In addition, we agreed to annually escalating handset volume purchase commitments and certain pricing parameters for handsets and infrastructure linked to the volume of our purchases. If we do not meet the specified handset volume commitments, we would be required to pay an additional amount based on any shortfall of actual purchased handsets compared to the related annual volume commitment.
Brazilian Contingencies.
     Nextel Brazil has received various assessment notices from state and federal Brazilian authorities asserting deficiencies in payments related primarily to value-added taxes, excise taxes on imported equipment and other non-income based taxes. Nextel Brazil has filed various administrative and legal petitions disputing these assessments. In some cases, Nextel Brazil has received favorable decisions, which are currently being appealed by the respective governmental authority. In other cases, Nextel Brazil’s petitions have been denied, and Nextel Brazil is currently appealing those decisions. Nextel Brazil is also disputing various other claims. Nextel Brazil did not reverse any material accrued liabilities related to contingencies during 2009.
     As of December 31, 2009 and 2008, Nextel Brazil had accrued liabilities of $13.9 million and $18.3 million, respectively, related to contingencies, all of which were classified in accrued contingencies reported as a component of other long-term liabilities. Nextel Brazil did not have any unasserted claims as of December 31, 2009. Of the total accrued liabilities as of December 31, 2008, Nextel Brazil had $9.2 million in unasserted claims. We currently estimate the range of reasonably possible losses related to matters for which Nextel Brazil has not accrued liabilities, as they are not deemed probable, to be between $121.8 million and $125.8 million as of December 31, 2009. We are continuing to evaluate the likelihood of probable and reasonably possible losses, if any, related to all known contingencies. As a result, future increases or decreases to our accrued liabilities may be necessary and will be recorded in the period when such amounts are determined to be probable and reasonably estimable.
Argentine Contingencies.
     As of December 31, 2009 and 2008, Nextel Argentina had accrued liabilities of $28.2 million and $35.0 million, respectively, related primarily to local turnover taxes, universal service tax and local government claims, all of which were classified in accrued contingencies and accrued non-income taxes reported as components of accrued expenses and other.
Legal Proceedings.
     We are subject to claims and legal actions that may arise in the ordinary course of business. We do not believe that any of these pending claims or legal actions will have a material effect on our business, financial condition, results of operations or cash flows.
Income Taxes.
     We are subject to income taxes in both the United States and the non-U.S. jurisdictions in which we operate. Certain of our entities are under examination by the relevant taxing authorities for various tax years. We regularly assess the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of the provision for income taxes. We have only recorded financial statement benefits for tax positions which we believe reflect the “more-likely-than-not” criteria incorporated in the FASB’s authoritative guidance on accounting for uncertainty in income taxes, and we have established income tax reserves in accordance with this authoritative guidance where necessary. Once a financial statement benefit for a tax position is recorded or a tax reserve is established, we adjust it only when there is more information available or when an event occurs necessitating a change. While we believe that the amount of the recorded financial statement benefits and tax reserves reflect the more-likely-than-not criteria, it is possible that the ultimate outcome of current or future examinations may result in a reduction to the tax benefits previously recorded on the financial statements or may exceed the current income tax reserves in amounts that could be material.
8. Capital Stock
     We currently have 600,000,000 shares of authorized common stock, par value $0.001 per share, and 10,000,000 shares of authorized undesignated preferred stock, par value $0.001 per share.
     As described in Note 5, we issued 11,268,103 shares of our common stock in connection with the conversion of our 2.875% convertible notes in July 2007. In addition, as described in Note 1, during the years ended December 31, 2008 and 2007, we repurchased a total of 5,555,033 shares and 7,401,543 shares of our common stock, respectively.
     During the years ended December 31, 2009, 2008 and 2007, we issued common shares of stock in connection with the exercise of stock options by employees.
     As of December 31, 2009 and 2008, there were 166,730,066 shares and 165,782,002 shares of our common stock outstanding, respectively.
     Common Stock. Holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders and share equally, share for share, if dividends are declared on the common stock. If our Company is partially or completely liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock are entitled to share ratably in the net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

     Undesignated Preferred Stock. Our board of directors has the authority to issue undesignated preferred stock of one or more series and in connection with the creation of such series, to fix by resolution the designation, voting powers, preferences and relative, participating, optional and other special rights of such series, and the qualifications, limitations and restrictions thereof. As of December 31, 2009, we had not issued any shares of undesignated preferred stock.
     Common Stock Reserved for Issuance. As of December 31, 2009 and 2008, under our employee stock option plan, we had reserved for future issuance 12,517,735 shares and 17,610,279 shares of our common stock, respectively.
9. Income Taxes
     The components of the income tax provision from continuing operations are as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Current:
Federal	$(2,973)	$—	$2,954
State, net of Federal tax benefit	(480)	—	—
Foreign	(226,016)	(215,037)	(121,143)

Total current income tax provision	(229,469)	(215,037)	(118,189)

Deferred:
Federal	45,303	30,547	(42,463)
State, net of Federal tax benefit	5,011	3,404	(4,731)
Foreign	(25,531)	42,224	8,635

Total deferred income tax provision	24,783	76,175	(38,559)

Total income tax provision	$(204,686)	$(138,862)	$(156,748)

     A reconciliation of the U.S. statutory Federal income tax rate to our effective tax rate as a percentage of income before taxes is as follows:

	Year Ended
	December 31,
	2009	2008	2007
Statutory Federal tax rate	35%	35%	35%
State taxes, net of Federal tax benefit	(1)	(1)	(1)
Effect of foreign operations	(4)	(6)	(6)
Nondeductible stock option expense	1	—	2
Change in deferred tax asset valuation allowance	3	5	(9)
Intercompany transactions	(1)	3	2
Withholding tax and tax on subpart F income	3	2	2
Tax — deductible dividends	(2)	—	(2)
U.S. tax on unremitted foreign earnings	—	—	14
Inflation adjustments	(2)	(7)	(4)
Amortization of acquired tax benefits (deferred credit)	—	—	(4)
Income tax credits	—	(2)	—
Other nondeductible expenses	1	1	1
Other	2	(1)	1

Income tax provision	35%	29%	31%

     Significant components of our deferred tax assets and liabilities consist of the following:

	December 31,
	2009	2008
	(in thousands)
Deferred tax assets:
Net operating losses and capital loss carryforwards	$250,961	$210,332
Allowance for doubtful accounts	27,635	18,339
Accrued expenses	100,686	79,255
Accrual for contingent liabilities	6,298	6,230
Intangible assets	3,377	5,182

	December 31,
	2009	2008
	(in thousands)
Property, plant and equipment	266,480	170,486
Capital lease obligations	37,939	62,108
Deferred revenue	45,207	40,715
Stock option expense	51,297	41,079
Other	40,827	55,457

	830,707	689,183
Valuation allowance	(75,584)	(48,456)

Total deferred tax asset	755,123	640,727

Deferred tax liabilities:
Intangible assets	70,151	71,555
Unremitted foreign earnings	19,352	55,093
Deferred revenue	21,565	24,132
Property, plant and equipment	17,560	2,418
Debt discount	42,773	61,909
Other	37,634	12,202

Total deferred tax liability	209,035	227,309

Net deferred tax asset	$546,088	$413,418

     We have not recorded a deferred tax liability on Nextel Brazil’s unrealized foreign currency gain on the intercompany loan from NII Holdings, Inc. as it is our intention to not subject that unrealized gain to Brazilian tax. If this gain is subject to tax, it could result in an additional income tax liability. As of December 31, 2009 and 2008, the cumulative amount of additional tax liability would have been approximately $123.1 million and $49.3 million, respectively.
     During 2009, we maintained our prior year position regarding the repatriation of foreign earnings back to the U.S. As of December 31, 2008, we included a $55.1 million provision in deferred tax liability for U.S. federal, state and foreign taxes with respect to future remittances of certain undistributed earnings (other than income that has been previously taxed in the U.S. under the subpart F rules) of certain of our foreign subsidiaries. This deferred tax liability decreased by $35.7 million to $19.4 million as of December 31, 2009 due to a $38.3 million tax effect on a distribution received from our Mexico and Argentine subsidiaries and $2.6 million increase due to the strengthening in the Mexican exchange rate against the U.S. dollar. Except for the earnings associated with this $19.4 million provision, we currently have no intention to remit any additional undistributed earnings of our foreign subsidiaries, other than income that has been previously taxed in the U.S. under the subpart F rules. Should additional amounts of our foreign subsidiaries’ undistributed earnings be remitted to the U.S. as dividends, we may be subject to additional U.S. income taxes (net of allowable foreign tax credits) and foreign withholding taxes. It is not practicable to estimate the amount of any additional taxes which may be payable on the remaining undistributed earnings.
     As of December 31, 2009, we had approximately $252.7 million of net operating loss carryforwards for U.S. Federal and state income tax purposes, $18.2 million of which expires in various amounts beginning in 2010 through 2019, and $234.5 million expires in various amounts from 2020 through 2028. The timing and manner in which we will utilize the net operating loss carryforwards in any year, or in total, may be limited in the future under the provisions of Internal Revenue Code Section 382 regarding changes in our ownership.
     As of December 31, 2009, we had approximately $15.9 million of capital loss carryforwards for U.S. Federal income tax purposes, which expires in various amounts from 2012 through 2014. We will only be able to utilize these capital losses to the extent we generate U.S. capital gains. As we do not believe we meet the more-likely-than-not criteria regarding the utilization of these capital losses prior to their expiration, we have established a full valuation allowance against these capital losses.
     As of December 31, 2009, we had approximately $5.7 million of net operating loss carryforwards in our Mexican subsidiary. These carryforwards expire in various amounts and at various periods from 2010 to 2019. Nextel Chile had approximately $88.7 million of net operating loss carryforwards that can be carried forward indefinitely. In addition, our Brazilian subsidiaries had approximately $666.5 million of net operating loss carryforwards that can also be carried forward indefinitely, but the amount that we can utilize annually is limited to 30% of Brazilian taxable income before the net operating loss deduction. Our foreign subsidiaries’ ability to utilize the foreign tax net operating losses in any single year ultimately depends upon their ability to generate sufficient taxable income.
     We excluded $187.7 million of U.S. net operating loss carryforwards from the calculation of the deferred tax asset above because it represents excess stock option deductions that did not reduce taxes payable in the U.S. The tax effect of these unrealized excess stock option deductions, if realized in the future, will result in an increase to paid-in capital. We recognize the benefits of net operating loss carryforwards in the following order: (1) net operating losses from items other than excess stock option deductions; (2) net operating losses from excess stock option deductions accounted for under FASB’s updated authoritative guidance on share-based payments; and (3) from excess stock option deductions accounted for under FASB’s updated authoritative guidance on share-based payments. We use a “with-and-without” method to determine the tax benefit realized from excess stock option deductions under FASB’s updated authoritative guidance on share-based payments. We calculated our adoption date pool of excess tax benefits previously included in paid-in capital under the standard method outlined in FASB’s updated authoritative guidance on share-based payments.
     During 2009, the deferred tax asset valuation allowance increased by $27.1 million, due to the impact of foreign currency translation adjustments in Brazil, an increase in the net operating loss carryforward in Chile, for which it is more likely than not that the benefits will not be realized in the near term, and an increase in items not currently deductible for U.S. tax purposes.
     During 2007, the deferred tax asset valuation allowance decreased by $383.1 million primarily due to the $377.8 million release (net of foreign currency translation adjustments) of the valuation allowance previously recorded with respect to the deferred tax assets of one of our Brazilian entities, Nextel Telecomunicacoes Ltda. (“Brazil Ltda.”). In evaluating the need for a valuation allowance for Brazil Ltda., we considered the following positive evidence: (1) for the cumulative three-year period 2005 through 2007, Brazil Ltda. generated positive pre-tax income in accordance with U.S. GAAP, (2) Brazil Ltda. is expected to continue to generate positive pre-tax income in accordance with U.S. GAAP for the foreseeable future, and (3) Brazilian net operating losses can be carried forward indefinitely and utilized in future years without expiration. Based on this evidence, we concluded in the fourth quarter of 2007 that it was “more-likely-than-not” the deferred tax assets of Brazil Ltda. would be fully utilized, and we released the associated valuation allowance. The financial statement treatment of this valuation allowance release (excluding the effect of the foreign currency translation adjustments) is shown in the table below.
     Our deferred tax asset valuation allowances generally consist of three components. We record decreases in these valuation allowances as coming first from valuation allowances existing as of the reorganization date, second from valuation allowances created subsequent to the reorganization from items other than excess stock option deductions, and third from post-reorganization excess stock option deductions accounted for under FASB’s authoritative guidance on share-based payments. Historically, in accordance with the FASB’s authoritative guidance on financial reporting by entities in reorganization under the bankruptcy code, we have recognized decreases in the deferred tax asset valuation allowance that existed at the reorganization date first as a reduction in the carrying value of our intangible assets existing at the reorganization date until fully exhausted, and then as an increase to paid-in capital. As of December 31, 2004, we reduced to zero the carrying value of our intangible assets existing at the reorganization date. In accordance with the FASB’s updated authoritative guidance on business combinations, effective beginning in 2009, we will record the future decreases, if any, of the valuation allowance existing on the reorganization date as a reduction to income tax expense. The table below reflects the impact on our stockholders’ equity and income tax provision of the deferred tax asset valuation allowance decreases that we recorded during 2007 in accordance with the FASB’s authoritative guidance on financial reporting by entities in reorganization under the bankruptcy code. There were no changes to our deferred tax asset valuation allowance during 2008 and 2009 in accordance with the FASB’s authoritative guidance on financial reporting by entities in reorganization under the bankruptcy code.

Year Ended
December 31,
2007
Increase to stockholders’ equity	$407,224
Reduction to income tax provision	48,724

Total	$455,948

     As of December 31, 2009, Nextel Brazil, Nextel Chile and Nextel Mexico have $21.3 million, $14.7 million and $1.6 million of deferred tax asset valuation allowances, respectively. In addition, our U.S. operations have $38.0 million of a deferred tax asset valuation allowance as of December 31, 2009. Of the total $75.6 million consolidated deferred tax asset valuation allowance as of December 31, 2009, $17.1 million of Nextel Brazil’s valuation allowance existed as of our emergence from Chapter 11 reorganization and therefore, any future decreases in this amount will be recorded in accordance with the FASB’s updated authoritative guidance on financial reporting by entities in reorganization under the bankruptcy code as a reduction to income tax expense.
     Realization of any additional deferred tax assets in any of our markets depends on future profitability in these markets. Our ability to generate the expected amounts of taxable income from future operations is dependent upon general economic conditions, technology trends, political uncertainties, competitive pressures and other factors beyond management’s control. If our operations demonstrate profitability, we may reverse additional deferred tax asset valuation allowances by jurisdiction in the future. We will continue to evaluate the deferred tax asset valuation allowance balances in all of our foreign and U.S. companies throughout 2010 to determine the appropriate level of valuation allowance.

     We are subject to income taxes in both the United States and the non-U.S. jurisdictions in which we operate. Certain of our entities are under examination by the relevant taxing authorities for various tax years. The earliest years that remain subject to examination by jurisdiction are: Chile — 1993; U.S. — 1995; Mexico — 2003; Argentina — 2002; Peru and Brazil — 2005. We regularly assess the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of the provision for income taxes.
     The following table shows a reconciliation of our unrecognized tax benefits according to the FASB’s authoritative guidance on accounting for uncertainty in income taxes, as of December 31, 2009, 2008 and 2007 (in thousands):

	Year Ended December 31,
	2009	2008	2007
Unrecognized tax benefits at January 1	$85,886	$67,955	$55,965
Additions for current year tax positions	12,018	27,436	14,408
Additions for prior year tax positions	—	555	—
Lapse of statute of limitations	(583)	(490)	(3,058)
Settlements with taxing authorities	—	(124)	(152)
Foreign currency translation adjustment	2,274	(9,446)	792

Unrecognized tax benefits at December 31	$99,595	$85,886	$67,955

     The unrecognized tax benefits as of December 31, 2009, 2008 and 2007 included $75.7 million, $63.2 million and $49.2 million, respectively, of tax benefits that could potentially reduce our future effective tax rate, if recognized. It also includes $1.0 million of unrecognized tax benefits related to non-U.S. tax credits inappropriately offset against income tax liabilities, which are reasonably possible will be recognized within the next twelve months following December 31, 2009, as a result of the expiring statute of limitations.
     We record interest and penalties associated with uncertain tax positions as a component of our income tax provision. During the years ended December 31, 2009, 2008 and 2007, we recognized approximately $0.3 million, $1.6 million and $0.9 million, respectively, of interest and penalties in our current income tax provision and statement of financial position and a benefit of $1.9 million and $3.0 million of interest and penalties of the unrecognized tax benefits for which the statute of limitations expired in 2009 and 2008, respectively. We had accrued approximately $0.5 million, $2.0 million and $3.8 million for the payment of interest and penalties as of December 31, 2009, 2008 and 2007, respectively. We classify our uncertain tax positions as non-current income tax liabilities.
     During 2004, Nextel Mexico amended its Mexican Federal income tax returns in order to reverse a benefit previously claimed for a disputed provision of the Federal income tax law covering deductions and gains from the sale of property. We filed the amended returns in order to avoid potential penalties and we also filed administrative petitions seeking clarification of our right to the tax benefits claimed on the original income tax returns. The tax authorities constructively denied our administrative petitions in January 2005 and in May 2005 we filed an annulment suit challenging the constructive denial. Resolution of the annulment suit is pending. Based on an opinion by our independent legal counsel in Mexico, we believe it is probable that we will recover this amount. Our consolidated balance sheets as of December 31, 2009 and 2008 include $13.3 million and $12.8 million, respectively, in income taxes receivable, which are included as components of other non-current assets. The $0.5 million increase from December 31, 2008 to December 31, 2009 was due to the change in the exchange rate between the Mexican peso and the U.S. dollar. The income tax benefit for this item was related to our income tax provision for the years ended December 31, 2005, 2004 and 2003.
     On December 7, 2009, the Mexican government enacted amendments to the Mexican income tax law that became effective January 1, 2010. The amendments established a transitory increase to the income tax rate, from 28%, in force for 2007 to 2009, to 30% for 2010 to 2012, 29% for 2013 and 28% for 2014 and subsequent years.
     Income from continuing operations before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2009	2008	2007
U.S.	$(188,735)	$(217,301)	$(154,308)
Non-U.S.	774,912	698,118	664,804

Total	$586,177	$480,817	$510,496

10. Employee Stock and Benefit Plans
     As of December 31, 2009, we had the following share-based compensation plans:
     Under our Revised Third Amended Joint Plan of Reorganization, on November 12, 2002, we adopted the 2002 Management Incentive Plan for the benefit of our employees and directors. Although there are 27,958 stock options outstanding under the 2002 Management Incentive Plan as of December 31, 2009, no additional awards will be granted under the Plan. We adopted the 2004 Incentive Compensation Plan in April 2004. The 2004 Incentive Compensation Plan provides us the opportunity to compensate selected employees with stock options, stock appreciation rights (SARs), stock awards, performance share awards, incentive awards and/or stock units. Through December 31, 2009, we have not granted any SARs, performance share awards, incentive awards or stock units. The 2004 Incentive Compensation Plan provides equity and equity-related incentives to directors, officers or key employees of and consultants to our company up to a maximum of 39,600,000 shares of common stock, subject to adjustments. A stock option entitles the optionee to purchase shares of common stock from us at the specified exercise price. Stock awards consist of awards of common stock, subject to certain restrictions specified in the 2004 Incentive Compensation Plan. All grants or awards made under the 2004 Incentive Compensation Plan are governed by written agreements between us and the participants and have a maximum contractual term of ten years. We issue new shares when both stock options and stock awards are exercised.
     Historically, our Board of Directors has granted stock options and stock awards to employees on an annual basis near the end of April. On April 22, 2009, our Board of Directors granted 5,153,946 stock options and 449,724 restricted stock awards to certain of our employees and directors in connection with this annual stock option grant. Stock options are also granted to certain new employees on the later of their date of hire or the date that the grant is approved. In addition, our chief executive officer may grant, under authority delegated to him by the Compensation Committee of our Board of Directors, a limited number of stock options (not to exceed 10,000 shares in any single grant and 100,000 shares in the aggregate) to employees who are not executive officers.
     We adopted the FASB’s updated authoritative guidance for stock-based compensation effective January 1, 2006. We used the modified prospective transition method to adopt this guidance and therefore did not restate our prior period’s results. Under this transition method, share-based payment expense for the years ended December 31, 2009, 2008 and 2007 includes compensation expense for all share-based payment awards granted prior to, but not fully vested as of, January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of the FASB’s initial authoritative guidance for stock-based compensation. Share-based payment expense for all share-based payment awards granted after January 1, 2006 is based on the grant date fair value estimated in accordance with the provisions of the FASB’s updated authoritative guidance on stock-based compensation. We recognize these compensation costs net of a forfeiture rate for only those shares expected to vest on a straight-line basis over the requisite service period of the award. Our stock options generally vest twenty-five percent per year over a four-year period except for stock options granted in 2009, which vest thirty-three percent per year over a three-year period. Our restricted shares generally vest in full on the third and/or fourth anniversaries of the grant except for restricted shares granted in 2009, which vest thirty-three percent per year over a three-year period. We used actual forfeitures to calculate our compensation expense for the years ended December 31, 2009, 2008 and 2007.
     For the years ended December 31, 2009, 2008 and 2007, we recognized $62.9 million, $64.7 million and $55.2 million, respectively, in share-based payment expense related to stock options. For the years ended December 31, 2009, 2008 and 2007, we recognized $7.8 million, $6.6 million and $11.8 million, respectively, in share-based payment expense related to restricted stock. Amounts recognized in the income statement for tax benefits related to share-based payment arrangements in 2009, 2008 and 2007 were not material. We include substantially all share-based payment expense, including restricted stock expense, as a component of selling, general and administrative expenses. We classify tax benefits resulting from tax deductions in excess of the compensation cost recognized for share-based awards as financing cash flows. As of December 31, 2009, there was approximately $98.5 million in unrecognized compensation cost related to non-vested employee stock option awards. We expect this cost to be recognized over a weighted average period of 1.5 years. Cash received from exercise under all share-based payment arrangements, net of shares surrendered for employee tax obligations, was $15.7 million for 2009, $33.8 million for 2008 and $91.0 million for 2007. We did not realize any tax benefits from exercise of the share-based payment arrangements in 2009, 2008 or 2007.

Stock Option Awards
     The following table summarizes stock option activity under all plans:

		Weighted Average
	Number of	Exercise Price	Weighted Average	Aggregate Intrinsic
	Options	per Option	Remaining Life	Value
Outstanding, December 31, 2008	12,064,657	49.75
Granted	5,217,946	14.44
Exercised	(624,064)	24.62
Forfeited	(767,738)	46.98

Outstanding, December 31, 2009	15,890,801	39.28	7.70 years	$118,791,132

Exercisable, December 31, 2009	6,208,105	47.99	6.36 years	$21,993,474

     Total intrinsic value of options exercised for the years ended December 31, 2009, 2008 and 2007 was $4.7 million, $35.7 million and $174.6 million, respectively. The total fair value of options vested was $69.9 million, $73.4 million and $42.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Generally, our stock options are non-transferable, except by will or laws of descent or distribution, and the actual value of the stock options that a recipient may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.
     The weighted average fair value of the stock option awards on their grant dates using the Black-Scholes-Merton option-pricing model was $7.55 for each option granted for the year ended December 31, 2009, $18.78 for each option granted for the year ended December 31, 2008 and $29.43 for each option granted for the year ended December 31, 2007 based on the following assumptions:

	2009	2008	2007
Risk free interest rate	1.50% - 2.51%	1.52% - 3.56%	3.84% - 5.04%
Expected stock price volatility	47.4% - 62.6%	47.4% - 51.5%	36.9% - 38.5%
Expected term in years	4.52 - 4.69	4.52 - 4.60	4.52 - 4.75
Expected dividend yield	0.00%	0.00%	0.00%
     The expected term of stock option awards granted represents the period that we expect our stock option awards will be outstanding and was determined based on (1) historical data on employee exercise and post-vesting employment termination behavior, (2) the contractual terms of the stock option awards, (3) vesting schedules and (4) expectations of future employee behavior. The risk-free interest rate for periods consistent with the contractual life of the stock option award is based on the yield curve of U.S. Treasury strip securities in effect at the time of the grant. Expected volatility for options granted after April 1, 2006 takes into consideration historical volatility and the implied volatility from traded options on our stock consistent with the guidance in SAB No. 107, Share-Based Payment.
     The Black-Scholes-Merton option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models such as the Black-Scholes-Merton model require the input of highly subjective assumptions, including the expected stock price volatility. The assumptions listed above represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Consequently, there is a risk that our estimates of the fair values of our stock option awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock option awards in the future. Certain stock option awards may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from stock option awards that are significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements. Additionally, application of alternative assumptions could produce significantly different estimates of the fair value of stock option awards and consequently, the related amounts recognized in the consolidated statements of operations. Currently, there is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates from option-pricing valuation models, such as Black-Scholes-Merton, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of stock option awards is determined in accordance with the FASB’s updated authoritative guidance for stock-based compensation, using the Black-Scholes-Merton option-pricing model, the fair value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. Because stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of the stock options.

Restricted Stock Awards
     Following is a summary of the status of our non-vested restricted stock awards:

		Weighted
		Average Grant
	Number of	Date Fair Value
	Shares	Per Share
Non-vested restricted stock awards as of December 31, 2008	579,000	56.29
Granted	449,724	14.33
Vested	(324,000)	61.25
Forfeited	(21,500)	30.53

Non-vested restricted stock awards as of December 31, 2009	683,224	27.59

     If a participant terminates employment prior to the vesting dates, the unvested shares will be forfeited and available for reissuance under the terms of the 2004 Incentive Compensation Plan. The fair value of our restricted stock awards is determined based on the quoted price of our common stock at the grant date. As of December 31, 2009, there was approximately $7.6 million in unrecognized compensation cost related to non-vested restricted stock awards. We expect this cost to be recognized over a weighted average period of 1.5 years. The total fair value of restricted stock units vested was $6.0 million during 2009, $0 during 2008 and $67.4 million during 2007. The weighted average grant date fair value of restricted stock units granted during 2009 was $14.33 per unit compared to $44.17 per unit for 2008 and $74.02 per unit for 2007.
11. Segment Information
     We have determined that our reportable segments are those that are based on our method of internal reporting, which disaggregates our business by geographical location. Our reportable segments are: (1) Mexico, (2) Brazil, (3) Argentina and (4) Peru. The operations of all other businesses that fall below the segment reporting thresholds are included in the “Corporate and other” segment below. This segment includes our Chilean operating companies and our corporate operations in the U.S. We evaluate performance of these segments and provide resources to them based on operating income before depreciation, amortization and impairment, restructuring and other charges, which we refer to as segment earnings. Because we do not view share-based compensation as an important element of operational performance, we recognize share-based payment expense at the corporate level and exclude it when evaluating the business performance of our other segments. For several years, we have charged a management fee to Nextel Mexico for services rendered by corporate management. In the fourth quarter of 2009, we began charging management fees to our other segments, retroactive to January 1, 2009.

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated
	(in thousands)
Year Ended December 31, 2009
Service and other revenues	$1,785,230	$1,631,156	$482,985	$241,282	$13,988	$(1,093)	$4,153,548
Digital handset and accessory revenues	76,634	103,481	36,735	27,103	98	—	244,051

Operating revenues	$1,861,864	$1,734,637	$519,720	$268,385	$14,086	$(1,093)	$4,397,599

Segment earnings (losses)	$653,110	$495,325	$148,803	$14,605	$(201,662)	$—	$1,110,181
Management fee	(48,742)	(20,026)	(12,310)	(21,385)	102,463	—	—
Depreciation and amortization	(168,663)	(180,844)	(38,482)	(32,117)	(13,198)	—	(433,304)

Operating income (loss)	435,705	294,455	98,011	(38,897)	(112,397)	—	676,877
Interest expense, net	(44,411)	(51,741)	4,773	(3,022)	(139,715)	15,272	(218,844)
Interest income	17,225	6,304	688	245	16,333	(15,209)	25,586
Foreign currency transaction (losses) gains, net	(21,889)	119,060	5,467	(221)	2,449	—	104,866
Other (expense) income, net	(1,406)	(861)	3,748	—	2,141	(5,930)	(2,308)

Income (loss) before income tax (provision) benefit	385,224	367,217	112,687	(41,895)	(231,189)	(5,867)	586,177
Income tax (provision) benefit	(96,916)	(109,330)	(40,382)	9,838	32,104	—	(204,686)

Net income (loss)	$288,308	$257,887	$72,305	$(32,057)	$(199,085)	$(5,867)	$381,491

Capital expenditures	$104,418	$407,449	$38,626	$148,463	$34,201	$—	$733,157

Year Ended December 31, 2008
Service and other revenues	$2,047,113	$1,262,838	$508,227	$222,819	$8,704	$(1,235)	$4,048,466

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated
	(in thousands)
Digital handset and accessory revenues	86,128	68,081	46,097	20,571	37	—	220,914

Operating revenues	$2,133,241	$1,330,919	$554,324	$243,390	$8,741	$(1,235)	$4,269,380

Segment earnings (losses)	$764,344	$369,969	$170,855	$42,557	$(175,305)	$—	$1,172,420
Management fee	(32,187)	—	—	—	31,836	351	—
Depreciation and amortization	(191,396)	(141,005)	(38,801)	(21,737)	(12,061)	(120)	(405,120)

Operating income (loss)	540,761	228,964	132,054	20,820	(155,530)	231	767,300
Interest expense, net	(60,086)	(53,146)	(3,223)	(292)	(96,071)	7,302	(205,516)
Interest income	46,221	6,141	2,425	875	20,051	(7,302)	68,411
Foreign currency transaction (losses) gains, net	(44,811)	(80,211)	6,558	(67)	(1,690)	(351)	(120,572)
Other (expense) income, net	(311)	(12,633)	45	—	(15,907)	—	(28,806)

Income (loss) before income tax (provision) benefit	481,774	89,115	137,859	21,336	(249,147)	(120)	480,817
Income tax (provision) benefit	(100,577)	(22,920)	(49,176)	(9,042)	42,853	—	(138,862)

Net income (loss)	$381,197	$66,195	$88,683	$12,294	$(206,294)	$(120)	$341,955

Capital expenditures	$218,623	$414,466	$84,631	$64,342	$50,847	$—	$832,909

Year Ended December 31, 2007
Service and other revenues	$1,762,596	$833,241	$408,142	$178,058	$3,828	$(1,169)	$3,184,696
Digital handset and accessory revenues	30,103	34,723	33,951	12,800	22	—	111,599

Operating revenues	$1,792,699	$867,964	$442,093	$190,858	$3,850	$(1,169)	$3,296,295

Segment earnings (losses)	$675,845	$217,785	$138,354	$35,769	$(144,045)	$—	$923,708
Management fee	(34,376)	—	—	—	34,376	—	—
Depreciation and amortization	(151,597)	(96,435)	(30,436)	(19,946)	(7,008)	393	(305,029)

Operating income (loss)	489,872	121,350	107,918	15,823	(116,677)	393	618,679
Interest expense, net	(60,527)	(33,943)	(2,466)	(120)	(73,782)	10,196	(160,642)
Interest income	29,605	744	5,370	750	41,156	(10,196)	67,429
Foreign currency transaction gains, net	2,559	14,595	1,244	507	103	—	19,008
Debt conversion expense	—	—	—	—	(25,753)	—	(25,753)
Loss on extinguishment of debt	—	—	—	—	(6,311)	—	(6,311)
Other income (expense), net	2,103	(127)	1,594	2	(5,486)	—	(1,914)

Income (loss) before income tax (provision) benefit	463,612	102,619	113,660	16,962	(186,750)	393	510,496
Income tax (provision) benefit	(101,567)	36,613	(39,819)	(3,023)	(48,952)	—	(156,748)

Net income (loss)	$362,045	$139,232	$73,841	$13,939	$(235,702)	$393	$353,748

Capital expenditures	$255,245	$256,744	$67,966	$43,961	$44,422	$—	$668,338

December 31, 2009
Property, plant and equipment, net	$670,926	$1,248,803	$193,339	$268,524	$120,884	$(287)	$2,502,189

Identifiable assets	$2,234,120	$2,530,896	$399,579	$445,828	$1,944,557	$(287)	$7,554,693

December 31, 2008
Property, plant and equipment, net	$687,839	$725,892	$212,908	$151,034	$114,727	$(287)	$1,892,113

Identifiable assets	$2,122,133	$1,492,260	$450,781	$291,397	$733,789	$(287)	$5,090,073

December 31, 2007
Property, plant and equipment, net	$803,517	$674,230	$185,703	$108,201	$84,972	$(166)	$1,856,457

Identifiable assets	$2,297,669	$1,540,731	$445,304	$231,487	$921,180	$(166)	$5,436,205

12. Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	(in thousands, except per share amounts)
2009
Operating revenues	$961,314	$1,058,865	$1,142,458	$1,234,962
Operating income	152,244	163,114	186,297	175,222
Net income	70,638	134,290	116,982	59,581
Net income, per common share, basic	$0.43	$0.81	$0.70	$0.36

Net income, per common share, diluted	$0.43	$0.79	$0.69	$0.35

	First	Second	Third	Fourth
	(in thousands, except per share amounts)
2008
Operating revenues	$993,217	$1,103,954	$1,182,725	$989,484
Operating income	191,665	199,570	218,837	157,228
Net income	107,064	148,546	84,430	1,915
Net income, per common share, basic	$0.63	$0.89	$0.51	$0.01

Net income, per common share, diluted	$0.62	$0.86	$0.50	$0.01

     The sum of the per share amounts do not equal the annual amounts due to changes in the number of weighted average number of common shares outstanding during the year.
13. Subsequent Event
     Televisa Agreement. On February 15, 2010, NII Holdings, Grupo Televisa, S.A.B., a Mexican corporation, or Televisa, and our wholly-owned subsidiaries, Nextel Mexico and Nextel International (Uruguay), LLC, a Delaware limited liability company, entered into an investment and securities subscription agreement pursuant to which Televisa will acquire a 30% equity interest in Nextel Mexico for an aggregate purchase price of $1.44 billion. Pursuant to this investment agreement, the parties agreed to form a consortium to participate together in an auction of licenses authorizing the use of certain frequency bands for wireless communication services in Mexico expected to be conducted during the first half of 2010. Completion of the transactions contemplated by this agreement, including the acquisition by Televisa of the equity interest, is conditioned upon, among other things, the consortium’s success in acquiring spectrum in the auction. We are currently evaluating the effect that completion of the transactions contemplated by this agreement will have on our consolidated financial statements.
14. Condensed Consolidating Financial Statements
     As discussed in Note 5, we issued senior notes in 2009 totaling $1.3 billion in aggregate principal amount comprised of our 10.0% senior notes due 2016 and our 8.875% senior notes due 2019 (collectively, the “notes”). The notes are senior unsecured obligations of NII Capital Corp., a domestic subsidiary that we wholly own, and are guaranteed by us and by certain of our other domestic 100% owned subsidiaries. These guarantees are full and unconditional, as well as joint and several. The notes are not guaranteed by any of our foreign wholly-owned subsidiaries.
     In connection with the issuance of the notes and the guarantees thereof, we are required to provide certain condensed consolidating financial information. Included in the tables below are condensed consolidating balance sheets as of December 31, 2009 and 2008, and condensed consolidating statements of operations and cash flows for the years ended December 31, 2009, 2008 and 2007, of: (a) the parent company, NII Holdings, Inc.; (b) the subsidiary issuer, NII Capital Corp.; (c) the guarantor subsidiaries on a combined basis; (d) the non-guarantor subsidiaries on a combined basis; (e) consolidating adjustments; and (f) NII Holdings, Inc. and subsidiaries on a consolidated basis.

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2009
(in thousands)

		NII Capital
	NII Holdings,	Corp.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer) (1)	Subsidiaries (2)	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$1,702,190	$28	$—	$801,846	$—	$2,504,064
Short-term investments	—	—	—	116,289	—	116,289
Accounts receivable, net	—	—	—	613,666	(75)	613,591
Handset and accessory inventory, net	—	—	—	188,476	—	188,476
Deferred income taxes, net	(837)	—	1,977	147,358	—	148,498
Prepaid expenses and other	725	15	4,812	214,692	(34)	220,210

Total current assets	1,702,078	43	6,789	2,082,327	(109)	3,791,128
Property, plant and equipment, net	—	—	57,051	2,445,425	(287)	2,502,189
Investments in and advances to affiliates	1,686,513	2,195,901	540,748	12,668,947	(17,092,109)	—
Intangible assets, net	—	—	—	343,065	(5,832)	337,233
Deferred income taxes, net	—	—	—	494,343	—	494,343
Other assets	2,237,959	940,834	698,307	903,467	(4,350,767)	429,800

	$5,626,550	$3,136,778	$1,302,895	$18,937,574	$(21,449,104)	$7,554,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$—	$997	$185,999	$—	$186,996
Accrued expenses and other	1,388,189	35,578	1,547,458	1,251,947	(3,623,963)	599,209
Deferred revenues	—	—	—	136,533	—	136,533
Accrued interest	5,693	31,405	—	5,317	—	42,415
Current portion of long-term debt	342,412	—	1,684	220,448	—	564,544

Total current liabilities	1,736,294	66,983	1,550,139	1,800,244	(3,623,963)	1,529,697
Long-term debt	1,097,647	1,277,206	41,063	600,328	—	3,016,244
Deferred revenues	—	—	—	22,071	—	22,071
Deferred credits	33,900	18,667	(31,161)	72,526	—	93,932
Other long-term liabilities	11,872	—	8,871	853,398	(728,229)	145,912

Total liabilities	2,879,713	1,362,856	1,568,912	3,348,567	(4,352,192)	4,807,856

Total stockholders’ equity	2,746,837	1,773,922	(266,017)	15,589,007	(17,096,912)	2,746,837

	$5,626,550	$3,136,778	$1,302,895	$18,937,574	$(21,449,104)	$7,554,693

(1)	NII Capital Corp. is the issuer of our 10.0% senior notes due 2016 and our 8.875% senior notes due 2019. See Note 5.

(2)	Represents our subsidiaries that have provided guarantees of the obligations of NII Capital Corp. under our 10.0% senior notes due 2016 and our 8.875% notes due 2019. See Note 5.

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2008
(in thousands)

	NII
	Holdings,	NII Capital
	Inc.	Corp.	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$490,795	$—	$—	$752,456	$—	$1,243,251
Short-term investments	33,144	—	—	48,858		82,002
Accounts receivable, net	—	—	—	454,769	—	454,769
Handset and accessory inventory, net	—	—	—	139,285	—	139,285
Deferred income taxes, net	2,471	—	3,695	129,099	—	135,265
Prepaid expenses and other	1,289	—	5,821	123,595	—	130,705

Total current assets	527,699	—	9,516	1,648,062	—	2,185,277
Property, plant and equipment, net	—	—	81,200	1,811,200	(287)	1,892,113
Investments in and advances to affiliates	1,915,245	1,291,790	—	1,320,299	(4,527,334)	—
Intangible assets, net	—	—	—	317,878	—	317,878
Deferred tax assets	—	—	—	429,365	—	429,365
Other assets	1,367,664	—	606,721	966,652	(2,675,597)	265,440

	$3,810,608	$1,291,790	$697,437	$6,493,456	$(7,203,218)	$5,090,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$—	$65	$136,377	$—	$136,442
Accrued expenses and other	440,711	16,583	1,100,381	963,937	(2,075,342)	446,270
Deferred revenues	—	—	—	116,267	—	116,267
Accrued interest	5,693	—	—	7,473	—	13,166
Current portion of long-term debt	—	—	1,806	97,248	—	99,054

Total current liabilities	446,404	16,583	1,102,252	1,321,302	(2,075,342)	811,199
Long-term debt	1,390,865	—	23,453	619,768	—	2,034,086
Deferred revenues	—	—	—	29,616	—	29,616
Deferred credits	50,257	48,219	(27,328)	73,249	—	144,397
Other long-term liabilities	10,959	—	44,704	704,595	(601,606)	158,652

Total liabilities	1,898,485	64,802	1,143,081	2,748,530	(2,676,948)	3,177,950

Total stockholders’ equity	1,912,123	1,226,988	(445,644)	3,744,926	(4,526,270)	1,912,123

	$3,810,608	$1,291,790	$697,437	$6,493,456	$(7,203,218)	$5,090,073

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009
(in thousands)

		NII Capital
	NII Holdings,	Corp.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Operating revenues	$—	$—	$—	$4,398,692	$(1,093)	$4,397,599

Operating expenses
Cost of revenues (exclusive of depreciation and amortization included below)	—	—	175	1,849,873	(1,093)	1,848,955
Selling, general and administrative	—	4	149,734	1,288,725	—	1,438,463
Management fee	(29,335)	—	(81,997)	111,332	—	—
Depreciation and amortization	—	—	6,636	426,668	—	433,304

	(29,335)	4	74,548	3,676,598	(1,093)	3,720,722

Operating income (loss)	29,335	(4)	(74,548)	722,094	—	676,877

Other income (expense)
Interest expense, net	(95,723)	(32,903)	(691)	(121,018)	31,491	(218,844)
Interest income	3,884	—	8,367	44,763	(31,428)	25,586
Foreign currency transaction gains (losses), net	3,064	—	(1)	101,803	—	104,866
Equity in income (loss) of affiliates	401,770	272,843	(47,425)	166,479	(793,667)	—
Other income (expense), net	2,142	—	(4,063)	5,542	(5,929)	(2,308)

	315,137	239,940	(43,813)	197,569	(799,533)	(90,700)

Income (loss) before income tax benefit (provision)	344,472	239,936	(118,361)	919,663	(799,533)	586,177
Income tax benefit (provision)	37,019	8,157	(12,450)	(237,412)	—	(204,686)

Net income (loss)	$381,491	$248,093	$(130,811)	$682,251	$(799,533)	$381,491

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008
(in thousands)

		NII Capital
	NII Holdings,	Corp.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Operating revenues	$—	$—	$—	$4,270,615	$(1,235)	$4,269,380

Operating expenses
Cost of revenues (exclusive of depreciation and amortization included below)	—	—	—	1,697,553	(1,235)	1,696,318
Selling, general and administrative	—	—	130,678	1,269,964	—	1,400,642
Management fee	—	—	(83,794)	84,145	(351)	—
Depreciation and amortization	—	—	6,892	398,108	120	405,120

	—	—	53,776	3,449,770	(1,466)	3,502,080

Operating (loss) income	—	—	(53,776)	820,845	231	767,300

Other income (expense)
Interest expense, net	(95,085)	—	(988)	(133,971)	24,528	(205,516)
Interest income	19,949	—	52	72,938	(24,528)	68,411
Foreign currency transaction losses, net	(1,455)	—	—	(118,765)	(352)	(120,572)
Equity in income of affiliates	404,433	374,299	—	107,128	(885,860)	—
Other (expense) income, net	(14,776)	—	401	(14,431)	—	(28,806)

	313,066	374,299	(535)	(87,101)	(886,212)	(286,483)

Income (loss) before income tax benefit (provision)	313,066	374,299	(54,311)	733,744	(885,981)	480,817
Income tax benefit (provision)	28,889	585	9,642	(177,978)	—	(138,862)

Net income (loss)	$341,955	$374,884	$(44,669)	$555,766	$(885,981)	$341,955

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007
(in thousands)

		NII Capital
	NII Holdings,	Corp.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Operating revenues	$—	$—	$—	$3,297,464	$(1,169)	$3,296,295

Operating expenses
Cost of revenues (exclusive of depreciation and amortization included below)	—	—	—	1,295,863	(1,169)	1,294,694
Selling, general and administrative	—	—	110,282	967,611	—	1,077,893
Management fee	(34,376)	—	(51,122)	85,498	—	—
Depreciation and amortization	—	—	5,239	300,183	(393)	305,029

	(34,376)	—	64,399	2,649,155	(1,562)	2,677,616

Operating income (loss)	34,376	—	(64,399)	648,309	393	618,679

Other income (expense)
Interest expense, net	(72,856)	—	(925)	(122,599)	35,738	(160,642)
Interest income	40,842	—	89	62,236	(35,738)	67,429
Foreign currency transaction gains, net	—	—	—	19,008	—	19,008
Debt conversion expense	(25,753)	—	—	—	—	(25,753)
(Loss) gain on extinguishment of debt	(7,642)	—	—	1,331	—	(6,311)
Equity in income of affiliates	360,663	351,586	—	167,986	(880,235)	—
Other (expense) income, net	(3,341)	—	406	1,021	—	(1,914)

	291,913	351,586	(430)	128,983	(880,235)	(108,183)

Income (loss) before income tax benefit (provision)	326,289	351,586	(64,829)	777,292	(879,842)	510,496
Income tax benefit (provision)	27,459	(71,246)	1,891	(114,852)	—	(156,748)

Net income (loss)	$353,748	$280,340	$(62,938)	$662,440	$(879,842)	$353,748

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2009
(in thousands)

	NII Holdings,	NII Capital Corp.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$381,491	$248,093	$(130,811)	$682,251	$(799,533)	$381,491
Adjustments to reconcile net income (loss) to net cash from operating activities	(282,016)	(247,064)	130,811	232,637	648,896	483,264

Net cash from operating activities	99,475	1,029	—	914,888	(150,637)	864,755
Cash flows from investing activities:
Capital expenditures	(2,393)	—	—	(647,185)	—	(649,578)
Purchases of short-term investments	—	—	—	(964,489)	—	(964,489)
Proceeds from sales of short-term investments	55,369	—	—	903,999	—	959,368
Transfers to restricted cash	508	—	—	(107,578)	—	(107,070)
Intercompany borrowings	(157,058)	(1,248,966)	—	—	1,406,024	—
Other	(47,716)	—	—	(29,116)	42,241	(34,591)

Net cash used in investing activities	(151,290)	(1,248,966)	—	(844,369)	1,448,265	(796,360)
Cash flows from financing activities:
Proceeds from issuance of senior notes	—	1,249,078	—	—	—	1,249,078
Intercompany investments	1,248,966	—	—	—	(1,248,966)	—
Repayments under syndicated loan facilities	—	—	—	(89,673)	—	(89,673)
Intercompany dividends	—	—	—	(150,637)	150,637	—
Intercompany investments	—	—	—	157,058	(157,058)	—
Other	14,244	(1,113)	—	85,011	(42,241)	55,901

Net cash flows from financing activities	1,263,210	1,247,965	—	1,759	(1,297,628)	1,215,306
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(22,888)	—	(22,888)
Net increase in cash and cash equivalents	1,211,395	28	—	49,390	—	1,260,813
Cash and cash equivalents, beginning of year	490,795	—	—	752,456	—	1,243,251

Cash and cash equivalents, end of year	$1,702,190	$28	$—	$801,846	$—	$2,504,064

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2008
(in thousands)

	NII Holdings,	NII Capital Corp.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$341,955	$374,884	$(44,669)	$555,766	$(885,981)	$341,955
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities	(295,224)	(374,884)	44,610	220,499	859,467	454,468

Net cash from (used in) operating activities	46,731	—	(59)	776,265	(26,514)	796,423
Cash flows from investing activities:
Capital expenditures	(9,480)	—	—	(797,130)	—	(806,610)
Purchases of short-term investments	—	—	—	(672,875)	—	(672,875)
Proceeds from sales of short-term investments	173,899	—	—	625,831	—	799,730
Other	(98,642)	—	—	(10,775)	98,631	(10,786)

Net cash from (used in) investing activities	65,777	—	—	(854,949)	98,631	(690,541)
Cash flows from financing activities:
Borrowings under syndicated loan facilities	—	—	—	125,000	—	125,000
Payments to purchase common stock	(242,665)	—	—	—	—	(242,665)
Other	32,108	—	—	51,493	(72,117)	11,484

Net cash flows (used in) from financing activities	(210,557)	—	—	176,493	(72,117)	(106,181)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(126,615)	—	(126,615)
Net decrease in cash and cash equivalents	(98,049)	—	(59)	(28,806)	—	(126,914)
Cash and cash equivalents, beginning of year	588,844	—	59	781,262	—	1,370,165

Cash and cash equivalents, end of year	$490,795	$—	$—	$752,456	$—	$1,243,251

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2007
(in thousands)

	NII Holdings,	NII Capital Corp.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$353,748	$280,340	$(62,938)	$662,440	$(879,842)	$353,748
Adjustments to reconcile net income (loss) to net cash (used in) from operating activities	(353,916)	(280,340)	62,950	59,065	819,842	307,601

Net cash (used in) from operating activities	(168)	—	12	721,505	(60,000)	661,349
Cash flows from investing activities:
Capital expenditures	(7,534)	—	—	(616,775)	—	(624,309)
Purchases of short-term investments	(269,061)	—	—	—	—	(269,061)
Other	(34,054)	—	—	(71,485)	53,225	(52,314)

Net cash used in investing activities	(310,649)	—	—	(688,260)	53,225	(945,684)
Cash flows from financing activities:
Proceeds from issuance of convertible notes	1,200,000	—	—	—	—	1,200,000
Proceeds from stock option exercises	90,996	—	—	—	—	90,996
Borrowings under syndicated loan facilities	—	—	—	175,000	—	175,000
Payments to purchase common stock	(500,087)	—	—	—	—	(500,087)
Other	(24,834)	—	—	(4,480)	6,775	(22,539)

Net cash from financing activities	766,075	—	—	170,520	6,775	943,370
Effect of exchange rate changes on cash and cash equivalents	—	—	—	2,539	—	2,539

Net increase in cash and cash equivalents	455,258	—	12	206,304	—	661,574
Cash and cash equivalents, beginning of year	133,586	—	47	574,958	—	708,591
Cash and cash equivalents, end of year	$588,844	$—	$59	$781,262	$—	$1,370,165

NII HOLDINGS, INC. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance at	Charged to	Deductions	Balance at
	Beginning of	Costs and	and Other	End of
	Period	Expenses	Adjustments(1)	Period
Year Ended December 31, 2009
Allowance for doubtful accounts	$27,875	$86,960	$(79,687)	$35,148

Valuation allowance for deferred tax assets	$48,456	$27,146	$(22)	$75,580

Year Ended December 31, 2008
Allowance for doubtful accounts	$20,204	$80,628	$(72,957)	$27,875

Valuation allowance for deferred tax assets	$32,509	$25,036	$(9,089)	$48,456

Year Ended December 31, 2007
Allowance for doubtful accounts	$15,928	$46,360	$(42,084)	$20,204

Valuation allowance for deferred tax assets	$415,637	$8,712	$(391,840)	$32,509

(1)	Includes the impact of foreign currency translation adjustments.